UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ATTUNE RTD
(Name of small business issuer in our charter)

Nevada	32-0212241
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification number)

3700 B Tachevah Road
Palm Springs CA	92262
(Address of principal executive offices)	(Zip code)

Registrant's telephone number: (760) 323-0233

CORPORATE SERVICES GROUP, LLC
723 S CASINO CENTER BLVD 2ND FL
LAS VEGAS NV 89101
1-800-354-4004
[Name, address and telephone number of Agent for Service]

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [1] [2]
Common Stock offered by our Selling Stockholders [3]	1,555,326	$0.35	$544,364.10	$30.38

TOTAL	1,555,326	$0.35	$544,364.10	$30.38

(1) Estimated in accordance with Rule 457(a) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(2) Calculated under Section 6(b) of the Securities Act of 1933 as .00005580 of the aggregate offering price.

(3) Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS

ATTUNE RTD
1,555,326 Shares of Common Stock

Selling shareholders are offering up to 1,555,326 shares of common stock. The selling shareholders will offer their shares at $0.35 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

Prior to this offering, there has been no market for our securities. Our common stock is not currently listed on any national securities exchange, the NASDAQ stock market or the Over the Counter Bulletin Board. There is no assurance that our securities will ever become qualified for quotation on the OTC Bulletin Board. There is no assurance that the selling shareholders will sell their shares or that a market for our shares will develop even if our shares are quoted on the OTC Bulletin Board.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2010.

TABLE OF CONTENTS

SUMMARY INFORMATION	4
RISK FACTORS	7
SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS	12
USE OF PROCEEDS	12
DETERMINATION OF OFFERING PRICE	12
DILUTION	13
SELLING SECURITY HOLDERS	13
PLAN OF DISTRIBUTION	16
LEGAL PROCEEDINGS	18
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	18
EXECUTIVE COMPENSATION	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSON	23
DESCRIPTION OF SECURITIES	24
EXPERTS	25
INTEREST OF NAMED EXPERTS	25
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	25
DESCRIPTION OF BUSINESS	26
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS	30
DESCRIPTION OF PROPERTY	39
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	40
FINANCIAL STATEMENTS	42
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE	43

SUMMARY INFORMATION

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under “Financial Statements” prior to making an investment decision.

Organization

ATTUNE RTD is a Nevada corporation which was originally incorporated as Catalyst Set Corporation on December 19, 2001 and changed its name in September 2007 to Interfacing Technologies, Inc and again changed to our current name in March 2008.

We maintain our principal place of business and corporate headquarters at 3700 B Tachevah Road, Suite 117 Palm Springs, CA  92262.  Our phone number is: (760)323-0233.  Our website is www.attunertd.com.  Nothing on our website is part of this registration statement.

Business

ATTUNE RTD uses its patented-pending, proprietary technology in products designed to promote energy conservation and save cost for owners of swimming pools.  It is also designed to prevent potential costly maintenance problems from occurring in swimming pool filtration systems.

We currently have two models of our product, the “BrioWave 175p” and “BrioWave 325p”, and an interactive Graphical User Interface (GUI).

The “BrioWave 325p” is designed to conserve energy and reduce costs through an electrical control center with timing mechanisms linking the pool owner’s air conditioning/heating, or HVAC, unit and the pool circulation and filtration system.  It coordinates the timing of operation of the HVAC unit and the pool circulation and filtration system.  The device is also designed to reduce potential costly swimming pool maintenance problems by monitoring pressure in a swimming pools filtration system.  The BrioWave 325p is designed with all of the functionality of the BrioWave 175p, however, the BrioWave 325p is designed to monitor pressure in the swimming pools filtration system and react to overpressure conditions by reading from a pressure switch that must be installed in line on the filtration system plumbing lines and wired to a feature on the BrioWave 325p controller.  When an over pressure condition exists, a signal is sent to the automatic in line valve controls, which are not included and plumbed in line and powered separately, to rotate one hundred and eighty degrees to reverse the flow of water in the filtration system to clear dirt or debris from the filter, which are ejected into a small holding tank which must be purchased separately. The device is Wi-Fi enabled allowing it to communicate directly to the newly developed globally implemented smart meter that allows the utilities to measure energy inflow and outflows during time of use, allowing for integration within the utilities newly developed smart grid infrastructure.  The Graphical User Interface is a server based software platform that allows users of both BrioWave control units to access, control, change and view BrioWave parameters from remote locations.  The Graphical User Interface is expected to be completed by end of June 2010, and will be available to BrioWave consumers through an annual license fee.

The “BrioWave 175p” model does not contain the pressure monitoring/automatic backwash system.

The BrioWave 175p controllers are near completion with two pilot units expected by March 31, 2010 for the BrioWave 175p and by January 2011 for the BrioWave 325p.  By September 2010, we expect to have BrioWave 175p units in production for delivery by October 2010.  We estimate initially we will need to build 4,500 units of the BrioWave 175p’s.

On a go forward basis, the Company is seeking additional financing through equity private placements. The company had determined that it would need approximately $3.5 million in funding to meet all of its planned obligations to fund product development expenditures, meet current selling, general and administrative expenses, future expenses, purchase technology equipment and hire new sales staff necessary to implement and roll out its business strategy over the next 18-24 months.  This funding is not required to be funded all at once, as the business can continue to operate and meet its current administrative and software development expenses on a limited basis requiring $750,000 over the next 12 months until full funding occurs.

If we secure this funding, we will be able to create an inventory of 4,500 BrioWave 175p units, hire various sales representatives and create a web infrastructure for our Graphical User Interface.

We have not generated any revenue from the sale of our products.  There is substantial doubt about our ability to continue as a going concern over the next twelve months.

The Offering

As of the date of this prospectus, we had 21,883,224 shares of common stock issued and outstanding.

Selling shareholders are offering up to 1,555,326 shares of common stock. The selling shareholders will offer their shares at $0.35 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

There is no assurance that our securities will ever become qualified for quotation on the OTC Bulletin Board. There is no assurance that the selling shareholders will sell their shares or that a market for our shares will develop even if our shares are quoted on the OTC Bulletin Board. To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Therefore, our shareholders will, in all likelihood, find it difficult to sell their securities.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

Statements of Operations Data

	Attune RTD
	Year Ended	Year Ended
	December 31, 2009	December 31, 2008

Revenue	$-	$-

Net Income (Loss)	$(645,946)	$(422,612)

Net Income (Loss) Per share	$(0.03)	$(0.03)

Weighted average number of common shares outstanding-basic and fully diluted	19,545,125	15,456,779

Balance Sheet Data

	December 31, 2009	December 31, 2008

Cash	$106,496	$22,513

Working Capital (Deficit)	$(281,962)	$(171,717)

Total Assets	$339,308	$240,767

Total Current Liabilities	$388,458	$201,961

Deficit Accumulated During Development Stage	$(1,510,191)	$(864,245)

Total Stockholders' Equity(Deficit)	$(50,929)	$35,146

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.

There is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues and if we are unable to generate significant revenue or secure financing, we may be required to cease or curtail our operations.

We are a development stage company.  We have generated no revenues to date.  Our auditors have raised substantial doubt as to our ability to continue as a going concern.  The business needs approximately $3,500,000 to fully implement our business plan. At April 15, 2010, we had $79,189 cash in the bank.  We have no agreement, commitment or understanding to secure any such funding from any other source. There is uncertainty regarding our ability to implement our business plan without additional financing.  We have a history of operating losses, limited funds and no agreements, commitments or understandings. Our future success is dependent upon our ability to commence selling our products, generate cash from operating activities and obtain additional financing. There is no assurance that we will be able to commence selling our product, generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse affect on our ability to continue in business and implement our business plan.

Our lack of operating history makes it difficult for an investor to evaluate our future business prospects.

We have a limited operating history.  We have generated no revenues from the sales of our product.  Our business plan is speculative and unproven.  There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, we will ever generate revenues or profits, which makes it difficult to evaluate our business.  As a consequence, it is difficult, if not impossible, to forecast our future results.  Because of the uncertainties related to our lack of operating history, it is more difficult for an investor to make an investment decision concerning our securities than if we were a profitable operating business.

The products we sell and install have never been sold on a mass market commercial basis, and we do not know whether they will be accepted by the market.

The market for our Brio Wave products for use by residential, commercial, industrial and governmental users is at a relatively early stage of development and the extent to which the products we sell and install will be widely adopted is uncertain. If these products are not accepted by the market, our business plans, prospects, results of operations and financial condition will suffer. Moreover, demand for the products we sell and install may not develop or may develop to a lesser extent than we anticipate. The development of a successful market for our products and our ability to sell our products at a lower price per watt may be affected by a number of factors, many of which are beyond our control, including but not limited to:

☐	The failure of our products to compete favorably against other similar energy conservation products on the basis of cost, quality and performance.
☐	Our failure to develop and maintain successful relationships with suppliers.
☐	Customer acceptance of our Brio Wave.

If our proposed products fail to gain sufficient market acceptance, our business plans, prospects, results of operations and financial condition will suffer.

Because we depend and will depend upon third parties with whom we have no signed contracts for components used in manufacturing our product and for the manufacturing of our products, if these manufactures fail to perform or if we lose our relationships with these suppliers, our revenues could be reduced.

We will rely on various third party suppliers for the components used in the production of our swimming pool electronic control products and for the manufacturing of our products.  Specifically, we are outsourcing all production, including, but not limited to, the design of our printed circuit board technology, firmware, and software assembly to MEC Northwest.  We maintain tooling in Guangzhou China for the purpose of manufacturing our polyethylene enclosure.  We do not have any signed contracts pertaining to any of our manufacturing which exposes us to a greater risk of losing these suppliers or manufacturers than if we had written agreements.

If we lose these suppliers, there can be no assurance that we will be able to negotiate new supplier or manufacturer agreements on acceptable terms, if at all, or that current or future supplier or manufacturer arrangements will be successful. With respect to any products supplied or manufactured by third parties, there can be no assurance that any third-party supplier will perform acceptably or that failures by third parties will not delay or impair our ability to deliver products on a timely basis, which could reduce our revenues.

Technological changes in our industry could render our Brio Wave products obsolete, which could prevent us from achieving sales and market share.

The failure of us or our suppliers to refine our, or their, technology and to develop and introduce new products could cause our, or their, products to become uncompetitive or obsolete, which could prevent us from increasing our sales and becoming profitable. The industry related to components using our Brio Wave products is rapidly evolving and highly competitive. Development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of products using our products. If this occurs, our sales could be diminished.

Problems with product quality or product performance, including defects, in the Brio Wave products we distribute and install, could result in a decrease in customers and revenue, unexpected expenses and loss of market share.

Our Brio Wave products may contain undetected errors or defects, especially when first introduced. For example, components in our Brio Wave products may contain defects that are not detected until after they are shipped or are installed because we cannot test for all possible scenarios. These defects could cause us to, or may cause us to request that suppliers incur significant re-engineering costs, divert the attention of our personnel from product selling efforts and significantly affect our customer relations and business reputation. If we deliver components with errors or defects, or if there is a perception that our components contain errors or defects, our credibility and the market acceptance and sales of our products could be harmed. Similarly, if we deliver components with errors or defects, or if there is a perception that such components contain errors or defects, our credibility and the market acceptance and sales of our Brio Wave products could be harmed.  Furthermore, widespread product failures may damage our market reputation and reduce our market share and cause sales to decline.

Like other retailers, distributors and manufacturers of products that are used by consumers, we face an inherent risk of exposure to product liability claims in the event that the use of the component products in our energy systems results in injury.

Our business may be subject to warranty and product liability claims in the event that our Brio Wave fails to perform as expected or if a failure of our Brio Wave results, or is alleged to result, in bodily injury, property damage or other damages. Because our Brio Wave is used with products that involve the use of electricity, it is possible that our products could result in injury, whether by product malfunctions, defects, improper installation or other causes. Moreover, we may not have adequate resources in the event of a successful claim against us. We have no product liability insurance in addition, quality issues can have various other ramifications, including delays in the recognition of revenue, loss of revenue, loss of future sales opportunities, increased costs associated with repairing or replacing products, and a negative impact on our goodwill and reputation, which could also adversely affect our business and operating results. Our business’ exposure to product liability claims is expected to increase significantly in connection with the implementation of our business plan.

We rely on suppliers to comply with intellectual property, copyright, hazardous materials and processes and trade secrecy laws and regulations and, if such laws and regulations are not sufficiently followed, our business could suffer substantially.

We endeavor to comply with all law and regulation regarding intellectual property law manufacturing process law and regulation, however, in many cases it is our supplier that must comply with such regulations and laws.  Although we make efforts to ensure that products sourced from third parties comply with required regulation and law and that the operation of our suppliers do as well, our business could suffer if a supplier was, or suppliers were, found to be non compliant with regulation and law in our, our customers’ or our suppliers’ jurisdictions.

Our inability to protect our intellectual property rights could allow competitors to use our property rights and technologies in competition against our company, which would reduce our sales.  In such an event we would not be able to grow as quickly as expected, and the loss of anticipated revenues will also reduce our ability to fully fund our operations and to otherwise execute our business plan.

We rely on a combination of only three patents pending, copyright, trademark and trade secret laws, proprietary rights agreements and non-disclosure agreements to protect our intellectual properties.  We cannot give you any assurance that these measures will prove to be effective in protecting our intellectual properties.  We also cannot give you any assurance that our existing patents will not be invalidated, that any patents that we currently or prospectively apply for will be granted, or that any of these patents will ultimately provide significant commercial benefits. Further, competing companies may circumvent any patents that we may ultimately hold by developing products which closely emulate but do not infringe our patents.   We can give you no assurance that we will be able to successfully defend our patents if and when received and proprietary rights in any action we may file for patent infringement.  Similarly, we cannot give you any assurance that we will not be required to defend against litigation involving the patents if and when received or proprietary rights of others, or that we will be able to obtain licenses for these rights.  Legal and accounting costs relating to prosecuting or defending patent infringement litigation may be substantial.

We also rely on proprietary designs, technologies, processes and know-how not eligible for patent protection.  We cannot give you any assurance that our competitors will not independently develop the same or superior designs, technologies, processes and know-how.

We have a policy concerning proprietary rights with our employees giving us proprietary rights to certain technology developed by those employees while engaged by our company; however, we can give you no assurance that courts of competent jurisdiction will enforce this policy.

Our lack of an established brand name and relative lack of resources could negatively impact our ability to effectively compete in the market for applications using our Brio Wave which could reduce the value of your investment.

We do not have an established brand name or reputation in the business of sales and installation of our Brio Wave products. We also have a relative lack of resources to conduct our business operations. Thus, we may have difficulty effectively competing with companies that have greater name recognition and resources than we do. Our inability to promote and/or protect our brand name may have an adverse effect on our ability to compete effectively in the energy systems market.

Because our sales history may involve variations in sales by season, our financial results may vary from period to period which could affect our stock price if our securities become qualified for quotation on the Over the Counter Bulletin Board.

The history of swimming pool electronic control products indicates that our busiest delivery periods tend to be March through September.  October through February are slower periods.  Accordingly, our financial results may vary from period to period which could affect our stock price if our securities become qualified for quotation on the Over the Counter Bulletin Board.

Because insiders control our activities, they may cause us to act in a manner that is most beneficial to them and not to outside shareholders, which could cause us not to take actions that outside investors might view favorably and which could prevent or delay a change in control.

Our executive officers, directors, and holders of 5% or more of our outstanding common stock beneficially own approximately 80.95% of our outstanding common stock and 100% or all 1,000,000 authorized shares of our Class B preferred stock which has 100 votes per share. As the Class B preferred stock votes with common stock, these individuals collectively hold 95.52% of the voting rights of our company.  As a result, they effectively control all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transactions. These insiders also have the ability to delay or perhaps even block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably.

Our management decisions are made by our management team, Shawn Davis, Thomas Bianco and Raymond Kwok Cheung Tai; if we lose their services, our revenues may be reduced.

Our success is dependent in part upon the availability of our senior executive officers. The loss or unavailability to us of any of these individuals could have a material adverse effect on our business, prospects, financial condition and operating results. Specifically, we are substantially dependent on the continued services of Shawn Davis, Thomas Bianco and Raymond Kwok Cheung Tai. If Shawn Davis, Thomas Bianco and Raymond Kwok Cheung Tai are not able to continue as an officer, our prospects could be adversely affected and, as a result, the loss of Mr. Davis, Mr. Bianco and Mr. Tai’s services could materially adversely affect our operations.   Shawn Davis and Thomas Bianco have an employment contract.  We do not maintain Key man insurance.

The persons responsible for managing our business will devote less than full time to our business, which may impede our ability to implement our business plan.

None of our management devotes full time to their duties to our business, as follows:

Name	Percentage of Time Currently Devoted to Our Business	Percentage of Time Currently to be Devoted to Our Business upon completion of funding and commencement of full- scale operations
Shawn Davis	60	100
Thomas Bianco	60	100
Paul Davis	5	80
Timothy Smith	2	20
Steve Bailey	2	20
Shawn Steib	2	100
Raymond Kwok Cheung Tai	35	50

As a result, our management may not currently be able to devote the time necessary to our business to assure successful implementation of our business plan.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock”, we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Our common stock will not initially qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

This prospectus permits selling security holders to resell their shares. If they do so, the market price for our shares may fall and purchasers of our shares may be unable to resell them.

This prospectus includes 1,555,326 shares being offered by existing stockholders. To the extent that these shares are sold into the market for our shares, if developed, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our business.

The management team of Shawn Davis, Thomas Bianco and Raymond Kwok Cheung Tai is responsible for our operations and reporting. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

We are exposed to increased expenses from recent legislation requiring companies to evaluate internal control over financial reporting which could reduce our revenues.

Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404") requires our management to report on the operating effectiveness of our Internal Controls over financial reporting for the year ended December 31 in the fiscal year after the fiscal year in which this registration statement is declared effective. Salberg & Company, P.A., is our independent registered public accounting firm and may be required to attest to the effectiveness of our internal control over financial reporting beginning for our fiscal year ended December 31, 2011. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will require us to incur expenses and to devote resources to Section 404 compliance on an ongoing basis which will reduce our revenues.

 Sales of our common stock under Rule 144 could reduce the price of our stock.

As of December 31, 2009, there were 4,315,431 shares of our common stock held by non-affiliates, 2,337,776 of which have been held for more than one year and thus are not restricted, and 705,326 of which are being registered hereunder, and 17,255,658 shares of our common stock held by affiliates, all of which are restricted as per Rule 144 of the Securities Act of 1933 defines as restricted securities, 850,000 of which are being registered hereunder.  All shares being registered hereunder are available for resale as of the date of effectiveness of this registration statement. Of the shares not being registered hereunder, all of the non-restricted shares held by non-affiliates as well as the restricted securities held by affiliates, subject to the limitations on amounts and manner of sale in Rule 144, could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, no members of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. We do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. None of the members of the board of directors are independent directors under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Although we will be a mandatory reporting company under Section 15(d) of the Securities Act of 1933 until and through fiscal year end December 31, 2010, if we do not file a Registration Statement on Form 8-A to become a mandatory reporting company under Section 12(g) of the Securities Exchange Act of 1934, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2010, including a Form 10-K for the year ended December 31, 2010, assuming this registration statement is declared effective before that date.  At or prior to December 31, 2010, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2010.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2010, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(1)(C) of the Securities Act and Section 21E(b)(1)(C) provide that the safe harbor for forward looking statements does not apply to statements made by companies such as ours that issue penny stock. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.  In order to assure that selling shareholders will offer their shares at $0.35 per share until our shares are quoted on the OTC Bulletin Board, we will notify our shareholders and our Transfer Agent that no sales will be allowed prior to the date our shares are quoted on the OTC Bulletin Board without proof of the selling price.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SECURITY HOLDERS

The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering.

We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders.  None of our selling security holders is or is affiliated with a broker-dealer.

Selling Security Holders Table:

Name	Total Shares Owned	Shares Registered	Percentage Before Offering	Number of Shares after Offering (1)	Percentage After Offering (1)	Relationship to Attune RTD
Bailey, Steve	500,000	100,000	2.28%	400,000	1.97%	Operations Officer
Bianco, Thomas	5,739,281	100,000	26.23%	5,639,281	27.74%	Treasurer, Chief Financial Officer/Director

Conley, Bill	15,000	8,000	0.07%	7,000	0.03%	Services/PCB Development 8/20/2008

Curtin, Rob	23,000	11,500	0.11%	11,500	0.06%	Services/Consulting on HVAC 2/20/2008, 9/21/2008
Davis, Paul	500,000	100,000	2.28%	400,000	1.97%	Vice President, Director
Davis, Shane & Jeannette	300,000	100,000	1.37%	200,000	0.98%
Davis, Shawn	5,739,281	100,000	26.23%	5,639,281	27.74%	Principal Executive Officer, Director
Dunn, Gary	20,000	8,000	0.09%	12,000	0.06%
Fog III, George	8,000	8,000	0.04%	0	0.00%	Services/Equipment Testing 8/20/2008
Landress, William & Freda	8,000	8,000	0.04%	0	0.00%
Lostlen, Tad	15,000	15,000	0.07%	0	0.00%	Services/Contracting Services 9/27/2008
Loyd, David T.	8,000	8,000	0.04%	0	0.00%
Mariscal, Belia & Davis, Jeannette	27,777	27,777	0.13%	0	0.00%
Multimedia Ventures, Ron Paxson Principal	1,290,283	100,000	5.90%	1,190,283	5.86%
Parsons, Douglas & Rosaura	8,000	8,000	0.04%	0	0.00%
Ramos, Richard & Belen	28,874	13,636	0.13%	15,238	0.07%
Ramos, Richard & Thelma	13,636	13,636	0.06%	0	0.00%
Reason, Michael & Denise	40,000	40,000	0.18%	0	0.00%
Royce, Robert	8,000	8,000	0.04%	0	0.00%	Services/Enclosure Engineering 8/20/2008

Sanchez, Mike & Tracy	8,000	8,000	0.04%	0	0.00%
Schaible, Mike & Patti	16,000	8,000	0.07%	8,000	0.04%
Simmons, Jacqui	350,000	100,000	1.60%	250,000	1.23%
Sisneros, Orlando & Linda	27,777	27,777	0.13%	0	0.00%
Slesinger, Patty	100,000	100,000	0.46%	0	0.00%
Smith, Timothy	500,000	100,000	2.28%	400,000	1.97%	Secretary
Steib, Mike	8,000	8,000	0.04%	0	0.00%
Steib, Shawn	500,000	100,000	2.28%	400,000	1.97%	Executive Technical Officer
Stys, Philip R.	156,667	40,000	0.72%	116,667	0.57%
Tai, Raymond	2,945,714	100,000	13.46%	2,845,714	14.00%	Foreign Operations Officer
Tokatli, Joseph	20,000	20,000	0.09%	0	0.00%
USFI Marketing Communications, Faisal Ahmad Principal	239,944	100,000	1.10%	139,944	0.69%	Services/Marketing Communications On Going
Valenzuela, Deattria Raye	8,000	8,000	0.04%	0	0.00%
Valenzuela, James & Deattria	8,000	8,000	0.04%	0	0.00%
Williams, Michael	170,000	50,000	0.78%	120,000	0.59%	Attorney- On going
Total	21,883,224	1,555,326	100.00%	20,327,898	100.00%

(1) Assuming sale of all shares registered hereunder.

Transactions Pursuant to which Selling Security Holders Acquired their Shares

Shares Sold For Cash:

2007

NAME	DATE OF ACQUISITION	NUMBER OF SHARES ACQUIRED	PRICE PER SHARE
Davis, Shawn	7/14/2007	21,429	$0.02
Bianco, Thomas Scott	7/14/2007	21,429	$0.02
Bailey, Steve	7/14/2007	1,786	$0.02
Davis, Paul	7/14/2007	1,786	$0.02
Smith, Timothy	7/14/2007	1,786	$0.02
Steib, Shawn	7/14/2007	1,786	$0.02
After 1 For 280 Split On 9/7/2007
Davis, Shawn	7/14/2007	6,000,000	$0.0166
Bianco, Thomas Scott	7/14/2007	6,000,000	$0.0166
Bailey, Steve	7/14/2007	500,000	$0.0166
Davis, Paul	7/14/2007	500,000	$0.0166
Smith, Timothy	7/14/2007	500,000	$0.0166
Steib, Shawn	7/14/2007	500,000	$0.0166
Simmons, Jacqui	11/20/2007	100,000	$0.15
Valenzuela, Deattria. Raye	11/21/2007	8,000	$0.25
Tokatli, Joseph	11/30/2007	8,000	$0.25
Valenzuela, James and Deattria	12/15/2007	8,000	$0.25
Simmons, Jacqui	12/20/2007	100,000	$0.15

2008

NAME	DATE OF ACQUISITION	NUMBER OF SHARES ACQUIRED	PRICE PER SHARE
Dunn, Gary	1/22/2008	8,000	$0.25
Steib, Mike	1/23/2008	8,000	$0.25
Tokatli, Joseph	2/5/2008	12,000	$0.17
Simmons, Jacqui	2/22/2008	50,000	$0.20
Sanchez, Mike & Tracy	3/23/2008	8,000	$0.25
Davis, Shane & Jeannette	3/23/2008	100,000	$0.15
Parson, Doug & Rosaura	3/23/2008	8,000	$0.25
Schaible, Mark W. & Patty	3/27/2008	8,000	$0.25
Landress, William & Freda	3/31/2008	8,000	$0.25
Tai, Raymond	6/4/2008	700,000	$0.16
Slesinger, Patty	6/24/2008	100,000	$0.15
Multimedia Ventures, Ron Paxson Principal	7/22/2008	200,000	$0.13
Multimedia Ventures, Ron Paxson Principal	8/6/2008	200,000	$0.13
Multimedia Ventures, Ron Paxson Principal	8/12/2008	200,000	$0.13
Multimedia Ventures, Ron Paxson Principal	8/27/2008	200,000	$0.13
Multimedia Ventures, Ron Paxson Principal	10/7/2008	130,310	$0.13
Davis, Shane & Jeannette	10/17/2008	100,000	$0.15
Stys, Philip R.	10/20/2008	40,000	$0.25
Ramos, Richard & Thelma	10/21/2008	13,636	$0.22
Ramos, Richard Rito & Belen	10/21/2008	13,636	$0.22
Reason, Michael D & Denise	11/21/2008	40,000	$0.25
Belia, Mariscal & Davis, Jeannette	12/4/2008	27,777	$0.18
Loyd, David T.	12/4/2008	8,000	$0.25
Sisneros, Orlando & Linda	12/4/2008	27,777	$0.18

The Weighted average sales price for all of the above common stock shares sold during 2007 and 2008 was $0.04 per share

Shares Issued for Services:

2007

NAME	DATE OF ACQUISITION	NUMBER OF SHARES ACQUIRED	PRICE PER SHARE [1]	DESCRIPTION OF SERVICES	FAIR VALUE OF SERVICES
Williams, Michael	11/1/2007	50,000	$0.15	Legal Services, on-going attorney	$7,500

2008

NAME	DATE OF ACQUISITION	NUMBER OF SHARES ACQUIRED	PRICE PER SHARE [1]	DESCRIPTION OF SERVICES	FAIR VALUE OF SERVICES
Tai, Raymond	1/31/2008	100,000	$0.25	Corporate formation, development of Brio Spa controls	$25,000
Curtin, Robert	2/20/2008	8,000	$0.20	HVAC equipment set up for test unit	$1,600
George Fog III	8/20/2008	8,000	$0.13	Engineering for BrioWave equipment testing	$1,040
Conley, Bill	8/20/2008	15,000	$0.13	BrioWave Printed Circuit Board development	$1,950
Royce, Robert	8/20/2008	8,000	$0.13	Engineering on BrioWave enclosure	$1,040
Curtin, Robert	9/21/2008	15,000	$0.13	HVAC consulting on BrioWave test unit	$1,950
Lostlen, Tad	9/27/2008	15,000	$0.13	Server/storage cabinet construction	$1,950

[1] Valued based upon contemporaneous cash sales.

Shares Issued in Conversion of Other Liabilities:

2007

NAME	DATE OF ACQUISITION	NUMBER OF SHARES ACQUIRED	PRICE PER SHARE [2]	DESCRIPTION OF SERVICES	FAIR VALUE OF SERVICES
Bailey, Steve	10/5/2007	133,333.33	$0.3375	Corporate Formation	$45,000
Bianco, Thomas	10/5/2007	133,333.33	$0.3375	Corporate Formation	$45,000
Davis, Paul	10/5/2007	133,333.33	$0.3375	Corporate Formation	$45,000
Davis, Shawn	10/5/2007	200,000	$0.3375	Corporate Formation	$67,500
Smith, Timothy	10/5/2007	133,333.33	$0.3375	Corporate Formation	$45,000
Steib, Shawn	10/5/2007	133,333.33	$0.3375	Corporate Formation	$45,000

[2]  Valued based on the above contemporaneous sale of Class B preferred stock.

2008

NAME	DATE OF ACQUISITION	NUMBER OF SHARES ACQUIRED	PRICE PER SHARE [3]	DESCRIPTION OF SERVICES	FAIR VALUE OF SERVICES
USFI Marketing Communications	12/2/2008	100,000	$0.35	Marketing, marketing research, business strategy	$35,000

[3] Valued based upon contemporaneous cash sales.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances. We believed that Section 4(2) was available because:

☐	None of these issuances involved underwriters, underwriting discounts or commissions.
☐	Restrictive legends were and will be placed on all certificates issued as described above.
☐	The distribution did not involve general solicitation or advertising.
☐	The distributions were made only to accredited investors or investors who were sophisticated enough to evaluate the risks of the investment who understood the speculative nature of their investment.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

☐	Access to all our books and records.
☐	Access to all material contracts and documents relating to our operations.
☐	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

Blue Sky

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 1,555,326 shares of common stock. The selling shareholders will offer their shares at $0.35 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The securities offered by this prospectus will be sold by the selling shareholders. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Bulletin Board.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Shawn Davis	40	Chief Executive Officer/Director
Thomas Bianco	45	CFO/Treasurer/Director
Paul Davis	62	Vice President/Director
Timothy Smith	71	Secretary
Steve Bailey	55	Operations Officer
Shawn Steib	27	Executive Technical Officer
Raymond Kwok Cheung Tai	58	Foreign Operations Officer

Family Relationships among Officers and or Directors

Shawn Davis and Paul Davis are father and son.  Timothy Smith is Shawn Davis’ father-in-law.  Steve Bailey is Shawn Steib’s father in law.

Shawn Davis joined us in June 2007 as Chief Executive Officer.  From June 2007 to present, Mr. Davis has been the C.E.O of Attune RTD.  From 1995 to present owner of S.D. Electric.  From March 2005 to 2007, worked for Davis Companies as V.P. of Operations.  From 1998 to 2002, employed by El Monte Unified High School District as a school teacher.  In 1997 earned a B.S. in Business from Azusa Pacific University.  In 1995 obtained a C-10 Electrical Contractors License.  In 2009 obtained a certificate from “Boots on the Roof” as a certified photovoltaic installer.

Thomas Bianco joined us in June 2007 as CFO/Treasurer and Director.  From June 1994 to date, he has been the owner of Bianco & Son Fine Jewelry & Collectables.  He holds a Gemologist Degree received from the Gemological Institute of America issued in December 1994.   He is a current Member of the National Association of Jewelry Appraisers # 94070 since October 1994.  In December 2005, he received a Bachelor Degree in Business Science (BSB/M) from University Phoenix.  In May 2007, he received a Masters Degree in Business Administration (MBA) from Colorado State University.  He holds a Second Hand Dealers License issued by the Palm Springs Police Department in July 2007.

Paul Davis joined us in June 2007 as Vice President and Director.  From 2002 to date, he has been Senior Field Supervisor for Davis Companies, Inc., a general contracting business specializing in property management and medium sized construction projects.

Timothy Smith joined us in June 2007 as Secretary.  From 1966 to date, he has been an Engineer, in the Quotation Department for National Technical Systems, which specializes in engineering, testing and evaluation, certification servicing and technical resources.

Steve Bailey joined us in June 2007 as Operations Officer.  From 2007 to date, he has been president and CEO of American Patriot Building Contractors.  From 2006 to 2007, he was Vice President of Operations for Davis Companies, Inc.  From 2004 to 2006, he was Director of Human Resources for Stronghold Engineering, Inc.  From 2002 to 2006, he was Project Manager for Stronghold Engineering, Inc.  He received a Doctorate in Education from Pepperdine University in 2002, a Master's Degree in Education from California State University, San Bernardino in 1994 and a Bachelor's Degree in Business from University of Redlands in 1992.

Shawn Steib joined us in June 2007 as Executive Technical Officer.  From July 2000 to December 2005, he was a Tile Setter at Peterson Tile Inc.  From December 2005 to March 2007, he was Vice President of Davis Companies, Inc.  From March 2007 to date, he has been Vice President of Operations at American Patriot, an organization specializing in general construction of small to medium sized construction projects.

Raymond Kwok Cheung Tai joined us in July 2007 and became the Foreign Operations Officer.  From April 1989 to date, he has worked at Aqua Lung American Inc., as the Design and Development Manager. Aqua Lung America specializes in the design and manufacture of diving equipment.  Mr. Tai had a personal bankruptcy under Chapter 13 which was discharged in October 2005.

None of our management devotes full time to their duties to our business, as follows:

Name	Percentage of Time Currently Devoted to Our Business	Percentage of Time Currently to be Devoted to Our Business upon completion of funding and commencement of full-scale operations [1]
Shawn Davis	60	100
Thomas Bianco	60	100
Paul Davis	5	80
Timothy Smith	2	20
Steve Bailey	2	20
Shawn Steib	2	100
Raymond Kwok Cheung Tai	35	50

As a result, our management may not currently be able to devote the time necessary to our business to assure successful implementation of our business plan.

[1] Completion of funding and commencement of full-scale operations means the following:

The following additional business activities can be completed with approximately $1,700,000 in capital:
Activity	Number of Units	cost per unit	Total
Inventory
BrioWave 175p Units	4,500	$170.00	$765,000.00
			$765,000.00
Operations
Existing SG&A Expense			$472,000.00
Hire Sales Representative E. Coast	1		$85,000.00
Hire Sales Representative W. Coast	1		$85,000.00
HP Servers Cloud Computing	3		$14,681.10
Web Infrastructure	1		$33,126.11
			$689,807.21

Marketing
Marketing Services to drive revenue			$245,192.79
			$245,192.79

Total			$1,700,000.00

Approximately four thousand five hundred BrioWave 175p units can be produced.  The additional inventory can be marketed and promoted in additional territories, outside of California and Texas through two additional sales representatives, and marketed through a new promotional and positioning marketing plan that targets segmented consumer profiles.

A scalable web infrastructure consisting of three specially configured servers running VM Ware software in a cloud computing environment, housing Attune RTD’s proprietary Graphical User Interface could be purchased in line with its value proposition to save consumers money to allow for the remote monitoring, changing, and manipulation of its BrioWave 175 controllers for the purposes of conserving energy and reducing energy consumption to save money.

Hybrid Motor Development Expense
Motor Development Expense			$125,000.00
PCB Controller Expense			$90,000.00
Tooling Expense, Moulds			$70,000.00
			$285,000.00

Inventory
Hybrid Motor	4,500	$130.00	$585,000.00
Controller	4,500	$64.00	$288,000.00
			$873,000.00

Operations
Existing SG&A Expense			$472,000.00
Hire IT Personnel	1		$85,000.00
Hire Computer Code Programmer	1		$85,000.00
			$642,000.00

Total			$1,800,000.00

The remaining $1,800,000 in capital detailed in the above table fully capitalizes Attune RTD’s business plan, and constitutes completion of funding and commencement of full-scale operations.

Family Relationships

Shawn Davis and Paul Davis are father and son.  Timothy Smith is Shawn Davis’ father-in-law.  Steve Bailey is Shawn Steib’s father in law.

Board Committees

We currently have no compensation committee or other board committee performing equivalent functions. Currently, all members of our board of directors participate in discussions concerning executive officer compensation.

Legal Proceedings

Except as set forth above, no officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last five years in any of the following:

☐	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

☐	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

☐
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

☐
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Corporate Governance

Our Board of Directors has three directors and has not established Audit, Compensation, and Nominating or Governance Committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. The Board has determined that the no members of the Board are “independent” under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc., which is the definition that the Board has chosen to use for the purposes of the determining independence, as the OTCBB does not provide such a definition. Therefore, none of our current Board members are independent.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our two most highly compensated executive officers other than our PEO who occupied such position at the end of our latest fiscal year and up to two additional executive officers who would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us for the latest two fiscal years ended December 31, 2009 and 2008.

Name	Title	Year	Salary	Bonus	Stock awards	Option awards	Non qualified deferred compensation	All other compensation	Total
Shawn Davis	CEO/Director	2008	$92,054.00	0	0	0	$48,715.50	0	140,770
Thomas Bianco	CFO/Treasurer/Director	2008	$92,054.00	0	0	0	$48,715.50	0	140,770

Shawn Davis	CEO/Director	2009	$81,095.00	0	0	0	$38,905.00	0	120,000
Thomas Bianco	CFO/Treasurer/Director	2009	$81,095.00	0	0	0	$38,905.00	0	120,000

Summary Equity Awards Table

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of December 31, 2008, and 2009:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END December 31, 2008 and 2009

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Shawn Davis	0	0	0		0	0	0	0	0
Thomas Bianco	0	0	0		0	0	0	0	0

Narrative disclosure to summary compensation and option tables

Set forth below are the material terms of each named executive officer's employment agreement or arrangement, whether written or unwritten:

Effective March 26, 2008, the Company established two employment arrangements by resolution of the Board of Directors with Shawn Davis, its Chief Executive Officer and Thomas Bianco, Chief Financial Officer. These arrangements established a yearly salary for each of $120,000.  The amounts due to the officers represent accrued salaries covering payroll periods from both 2008 and 2009, for which the officers did not receive compensation.   No formal employment agreement has been executed between the parties.  As of December 31, 2009, the Company owed its officers an aggregate of $175,239 based on the terms of the agreement.  Additionally, during the year ended December 31, 2007, neither officer was paid for his services.  Based on the value of the above agreement, the Company recorded the estimated value of contributed services from its officers of $111,781 representing work performed from formation of the Company through December 31, 2007.

During both 2008 and 2009 the officers’ accrued salaries based on the $120,000 per year each as the employment agreement stipulated. The officers only received cash compensation as funds were available and therefore reduced the accrual by those amounts. Therefore, at 12/31/08 and 12/31/09 the accrual of salaries would not tie directly to the base salary of $120,000 for each officer.

Board of Directors

Director Compensation for years ended December 31, 2009 and 2008.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Shawn Davis	$0	$0	$0	$0	$0	$0	$0
Thomas Bianco	$0	$0	$0	$0	$0	$0	$0
Paul Davis	$0	$0	$0	$0	$0	$0	$0

Narrative to Director Compensation Table

We have no compensation arrangements (such as fees for retainer, committee service, service as chairman of the board or a committee, and meeting attendance) with directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding voting securities, our directors, our executive officers, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for all persons is 3700 B Tachevah Road, Suite 117 Palm Springs, CA  92262.

Class A Common Stock

Name	Total Shares Owned	Percentage
Bianco, Thomas	5,739,281	26.23%
Davis, Shawn	5,739,281	26.23%
Tai, Raymond	2,945,714	13.46%
Davis, Paul	500,000	2.28%
Smith, Timothy	500,000	2.28%
Bailey, Steve	500,000	2.28%
Steib, Shawn	500,000	2.28%
Multimedia Ventures, Inc. (Ron Paxson, beneficial owner)	1,290,283	5.90%
All officers and directors as a group [ 7 persons]	16,424,276	75.05%

Class B Preferred Stock

Name	Total Shares Owned	Percentage
Davis, Shawn	200,000	20.00%
Bianco, Thomas	133,333.33	13.33%
Davis, Paul	133,333.33	13.33%
Smith, Timothy	133,333.33	13.33%
Bailey, Steve	133,333.33	13.33%
Steib, Shawn	133,333.33	13.33%
Kwok Cheung Tai, Raymond	133,333.33	13.33%
TOTAL	1,000,000.00	100.00%

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 21,883,224 shares of common stock and 1,000,000 shares of Class B Preferred Stock outstanding as of April 19, 2010.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSON

On July 14, 2007 14,000,000 post split vested shares of Class A common stock were issued to 6 founders having a fair value of $232,400, based on a nominal value of $0.0166 per share.  The six founders who were issued shares and the number of shares issued to each is as follows:

NAME	DATE	NUMBER OF SHARES	STATUS	PRICE PER SHARE	TOTAL CONSIDERATION
Davis, Shawn	7/14/2007	6,000,000	Post Split	$0.0166	$99,600
Bianco, Thomas Scott	7/14/2007	6,000,000	Post Split	$0.0166	$99,600
Bailey, Steve	7/14/2007	500,000	Post Split	$0.0166	$8,300
Davis, Paul	7/14/2007	500,000	Post Split	$0.0166	$8,300
Smith, Timothy	7/14/2007	500,000	Post Split	$0.0166	$8,300
Steib, Shawn	7/14/2007	500,000	Post Split	$0.0166	$8,300

The six founders were issued shares based on their contributions towards corporate formation.

On October 5, 2007, 866,667 shares of Class B preferred stock were issued to 6 founders for services rendered during 2007 with a value of $0.3375 per share based on the above contemporaneous sale of Class B preferred stock.  The six founders who were issued shares and the number of shares issued to each is as follows:

NAME	DATE	NUMBER OF SHARES	PRICE PER SHARE	TOTAL CONSIDERATION
Bailey, Steve	133,333.33	10/5/2007	$0.3375	$45,000.00
Bianco, Thomas	133,333.33	10/5/2007	$0.3375	$45,000.00
Davis, Paul	133,333.33	10/5/2007	$0.3375	$45,000.00
Davis, Shawn	200,000.00	10/5/2007	$0.3375	$67,500.00
Smith, Timothy	133,333.33	10/5/2007	$0.3375	$45,000.00
Steib, Shawn	133,333.33	10/5/2007	$0.3375	$45,000.00

The six founders were issued shares based on their contributions towards corporate formation.

During the years ended December 31, 2008 and 2007, the Company received funds from the issuance of a shareholder loan agreement to Mr. Tai.  During the year ended December 31, 2007, the Company had received $30,000 under this agreement.  During the year ended December 31, 2008, the Company received and additional $30,000 and repaid $4,800. The outstanding balance as of December 31, 2008 was $55,200.  On August 10, 2009, the Company converted $55,200 of loans due to Mr. Tai into 788,571 shares of common stock which were valued at $118,286 or $0.15 per share.  Based on contemporaneous cash sales prices of the Company's common stock.  Mr. Tai owns 2,945,714 shares of our common stock, or 13.70% of our issued and outstanding common stock, and thus is considered a related person.

Pursuant to two separate unsecured promissory notes with Shawn Davis our chief executive officer and Thomas Bianco our chief financial officer (borrowers) dated August 1, 2007, each borrower may borrow an amount equal to or less than $90,000 each at a rate of 5.75%.  Principal and interest are due under the terms of the loans on or before January 31, 2017.  Total principal and interest due under the loans as of December 31, 2009 and December 31, 2008 was $175,825 and $166,625 respectively.  As of 1/31/2010 the officers redeemed 521,439 shares of its common stock with a value of $0.35 per share to the company, to satisfy this outstanding debt obligation.

The Class B Participating Cumulative Preferred Super-voting Stock owned by certain of our officers and directors as set forth in “Security Ownership of Certain Beneficial Owners and Management,” above, pays cumulative dividends at 6%.  For the years ended December 31, 2009 and 2008, the board of directors did not declare any dividends and dividends will not be declared until we have sufficient cash from profits to do so.  Total undeclared Class B Participating Cumulative Preferred Super-voting Stock dividends as of December 31, 2009 was $49,987.

Effective March 26, 2008, the Company established two employment arrangements by resolution of the Board of Directors with Shawn Davis our chief executive officer and Thomas Bianco our chief financial officer. These arrangements established a yearly salary for each of $120,000.  No formal employment agreement has been executed between the parties.  As of December 31, 2009, the Company owed its officers $175,239 based on the terms of the agreement.  Additionally, during the year ended December 31, 2007, neither officer was paid for his services.  Based on the value of the above agreement, the Company recorded the estimated value of contributed services from its officers of $111,781 representing work performed from formation of the Company through December 31, 2007.     Pursuant to two separate unsecured promissory notes with our chief executive officer Shawn Davis and our chief financial officer Thomas Bianco (borrowers) dated August 1, 2007, each borrower may borrow an amount equal to or less than $90,000 each at a rate of 5.75%. Principal and interest are due under the terms of the loans on or before January 31, 2017.  Total principal and interest due under the loans as of December 31, 2009 and December 31, 2008 was $175,825 and $166,625 respectively.  As of 1/31/2010 our chief executive officer Shawn Davis returned to us 260,719 shares of our common stock and our chief financial officer Thomas Bianco returned to us 260,719 shares of our common stock with an agreed value of $0.35 per share based upon recent cash sales of common stock of the company to satisfy this outstanding debt obligation accrued since August 1, 2007.  Although the notes did not provide for cashless repayment, the Company agreed to accept the return of the shares in satisfaction of this obligation.  The value of these shares were based on recent sales of securities.  On January 7, 2010, the company sold 14,286 shares of common stock for $5,000 cash at $0.35 per share. On January 7, 2010, the company sold 5,715 shares of common stock for $2,000 cash at $0.35 per share. On January 18, 2010, the company sold 7,143 shares of common stock for $2,500 cash at $0.35 per share. 1/25/2010 the company sold 5,715 shares of common stock for $2,000 cash or $0.35 per share.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our articles of incorporation and bylaws. The articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 59,000,000 shares of common stock of which 59,000,000 are designated Class A common stock with $0.0166 par value per share. As of the date of this registration statement, there were 21,883,224 shares of Class A common stock issued and outstanding held by 96 shareholders of record. As of the date of this registration statement, there were 1,000,000 shares of Class B preferred cumulative participating super voting stock issued and outstanding held by executive officers of record.

Each share of Class A common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available- see same amendment- preferred get preference in payment and then share with common. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of Class B preferred cumulative participating super voting stock with $0.0166 par value per share entitled to 100 votes per share.  The Class B Participating Cumulative Preferred Super-voting Stock pays dividends at 6%.  As of the date of this Prospectus, all 1,000,000 Class B preferred cumulative participating super voting stock is issued and outstanding.

Each share of Class B preferred stock entitles the holder to one hundred votes, either in person or by proxy, at meetings of shareholders. The holders are permitted to vote their shares cumulatively as one class with the common stock. Accordingly, the shareholders of our Class B preferred stock who hold, in the aggregate, more than fifty percent of the total voting rights of our Class B preferred stock can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock and Class B preferred stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.  This provision in our Articles of Incorporation would prevent or delay change in our control.

As of the date of this Prospectus, all 1,000,000 Class B preferred cumulative participating super voting stock is issued and outstanding. Each share of Class B preferred stock entitles the holder to one hundred votes, either in person or by proxy, at meetings of shareholders. The holders are permitted to vote their shares cumulatively as one class with the common stock.  The total percentage of voting control on a combined basis that is held by officers, directors and affiliates is 95.52%.

The Board of Directors is authorized without limitation to fix by resolution the dividend rights and dividend rates of Class B Participating Cumulative Preferred Supervoting Stock which has been set at 6% by resolution of the Board.

EXPERTS

Salberg & Company, P.A., an independent registered public accounting firm, audited our financial statements filed herein for the years ended December 31, 2009 and 2008, and for the period from July 14, 2007 (Inception of development stage) to December 31, 2009, which is set forth in their report which is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, FL. Michael T. Williams, principal of Williams Law Group, P.A. owns 50,000 shares of our common stock, all of which are being registered in this registration statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our by-laws, subject to the provisions of Nevada Corporation Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization

ATTUNE RTD is a Nevada corporation which was originally incorporated as Catalyst Set Corporation on December 19, 2001 and changed its name in September 2007 to Interfacing Technologies, Inc and again changed to our current name in March 2008.

We maintain our principal place of business and corporate headquarters at 3700 B Tachevah Road, Suite 117 Palm Springs, CA  92262.  Our phone number is: (760)323-0233.  Our website is www.attunertd.com.  Nothing on our website is part of this registration statement.

Business

ATTUNE RTD uses its patented pending, proprietary technology in products designed to promote energy conservation and save cost for owners of swimming pools.  It is also designed to prevent potential costly maintenance problems from occurring in swimming pool filtration systems.

We currently have two models of our product, the “BrioWave 175p” and “BrioWave 325p”, and an interactive Graphical User Interface (GUI).

We have not generated any revenue from the sale of our products.  There is substantial doubt about our ability to continue as a going concern over the next twelve months.

Products

The “BrioWave 175p” is designed to conserve energy and reduce costs through an electrical control center with timing mechanisms linking the pool owner’s air conditioning/heating, or HVAC, unit and the pool circulation and filtration system.  A swimming pool filtration system does not need to run 24 hours a day.  Typically, an average 18,000 gallon swimming pool system with a filtration system moving 60 gallons per minute would need to run a minimum of 5.0 hours a day to accomplish their purpose.  The electronic control center gives the household HVAC system use priority and only allows the swimming pool system to turn on when the HVAC system is off.  At the end of the day, if the pool filtration system has not run for the required amount of time, the system will allow both the HVAC and pool filtration systems to operate simultaneously for the remainder of the day, but not during pre-determined peak energy times of use, as determined by the utility industry.  Peak time of use are those periods during the summer typically between the hours of 12 p.m. and 6 p.m., when energy rates increase 14 times the standard rate.  Further, in those areas of the country which have or will have variable power pricing, with electricity costing more during certain peak periods, the device is designed to reduce or eliminate the time the pool filtration system runs during the higher-cost peak load times. There is override capability to allow for the air conditioning and pool equipment to run at the same time for maintenance purposes.  Additionally, our device filtrates in real time, by measuring ambient air temperatures and comparing that data to 30 year average daily temperatures compiled by the department of energy, and then makes adjustments to actual filtration times either increasing filtration or decreasing filtration.

The device is also designed to reduce potential costly swimming pool maintenance problems by monitoring pressure in a swimming pools filtration system.  Excess pressure in a filtration system can cause costly damage such as grid breakage and overheating of induction motors.  Our device activates when a predetermined amount of pressure exceeds a pre-set ceiling or threshold by automatically opening an electronic valve to allow a minimal amount of water to bypass, relieving the over-pressure condition between the pump and filter.  After the system has run for the prescribed period of time during a day, the device then rotates three different valves, restarts and backwashes the system.  Backwashing purges the filter of dirt and debris which likely may have resulted in the overpressure condition in the first place.  When local regulations require, the backwashed water is pumped 10 or 20 gallon PVC holding tank and the water is then recycled back into the pools system.  When the backwash is completed, usually within several minutes, the system shuts itself down and rotates the valves back to their normal operating positions, the swimming pools circulation and filtration system is ready for the next day’s cycle of normal run time.  This feature is also designed to conserve energy in that it will only allow the backwashing cycle to take place in the evening when the air conditioning load is generally less.

The “BrioWave 175p” model does not contain the pressure monitoring/automatic backwash system contained in our BrioWave 325p.”

Current retail pricing projections for the BrioWave 175p are $472.22 retail to consumer which includes 40% margins to distributor and 40% margin mark up to consumer, and $629.00 retail to consumer for the BrioWave 325p with 40% margins to distributor and 40% margin mark up to consumer.

The “BrioWave 325p” is designed to conserve energy and reduce costs through an electrical control center with timing mechanisms linking the pool owner’s air conditioning/heating, or HVAC, unit and the pool circulation and filtration system. It coordinates the timing of operation of the HVAC unit and the pool circulation and filtration system. The device is also designed to reduce potential costly swimming pool maintenance problems by monitoring pressure in a swimming pools filtration system. It is designed with all of the functionality of the BrioWave 175p, however, the BrioWave 325p is designed to monitor pressure in the swimming pools filtration system and react to overpressure conditions by reading from a pressure switch that must be installed in line on the filtration system plumbing lines and wired to a future on the BrioWave 325p controller. When an over pressure condition exists, a signal is sent to automatic in line valve controls, which are not included and plumbed in line and powered separately, to rotate one hundred and eighty degrees to reverse the flow of water in the filtration system to clear dirt or debris from the filter, which are ejected into a small holding tank which must be purchased separately. The device is ZigBee Wi-Fi enabled. The term, ZigBee Wi-Fi denotes a high level wireless networking communication protocol utilizing small, low cost low power radios allowing the device to communicate directly to the newly developed globally implemented smart meter that allows the utilities to measure energy inflow and outflows during time of use, allowing for integration within the utilities newly developed smart grid infrastructure. Additionally, each BrioWave unit has the ability to integrate within the home wireless network by having its own internally installed wireless communications module with built in web server. The Graphical User Interface is a server based software platform that allows users of both BrioWave control units to access, control, change and view BrioWave parameters from remote locations.

The BrioWave 175p and BrioWave 325p are near completion with pilot units expected by end of March 2010 for the BrioWave 175p and by January 2011 for the BrioWave 325p.  The Graphical User Interface is expected to be completed by end of April 2010, and will be available to BrioWave consumers through an annual license fee.  By May 2010, we expect to have BrioWave 175p units in production for delivery by October 2010.  We initially we will need to build 5,000 units of the BrioWave 175p’s.  We will need approximately $1,700,000 to fund business operations and implement our marketing strategy.  Any delay in securing this funding will delay the launch of our products.

Manufacturing

We are outsourcing all production, including, but not limited to, the design of our printed circuit board technology, firmware, and software assembly to MEC Northwest. MEC Northwest Engineers, namely Marck Slezak, Norm Simon and Larry Holton discuss the deliverables with Attune project managers namely Shawn Davis, C.E.O and Thomas Bianco, C.F.O/Treasurer which results in MEC generating a project schedule. Once work is completed and accepted according to the project schedule, MEC Northwest generates an invoice, and payments are made accordingly as work progresses according to the project schedule. MEC and Attune RTD have in the past agreed to a payment schedule where pre-determined payments are made consisting of a predetermined amount on a monthly basis. This amount is subject to change as design changes are implemented, or the scope of the technology changes. MEC warrants that all products delivered will be suitable for their intended use or purpose and free from defects in material and workmanship and shall be manufactured in compliance with IPC-A-610 Class 2 workmanship We maintain tooling in Guangzhou China for the purpose of manufacturing our polyethylene enclosure. We do not have any signed contracts pertaining to any of our manufacturing.

Sales and Distribution

Our website is not fully developed yet.  When fully developed by the end of May 2010, our website will provide information and customer support in addition to products and services for current customer access.  Online demonstrations will include tours providing information on the “BrioWave 175p” system.

Marketing collateral in the form of brochures and newsletters will be created that includes information to promote the company and the “BrioWave 175p”.  They will contain the company logo, website information, contact information, a variety of services, and hardware and software components.  In addition, testimonials from current customers and the benefits associated with the product will be listed on the company website, brochures, and newsletters.

Smaller, more direct advertisements will be made available through renewable energy type magazines and relevant trade publications.  Provided we have adequate funding, the advertisements will also be made available in local media newspapers, Realtor® Magazine and lore magazines targeting the pool and spa industry.  These ads will consist of a 3-inch in column ad, in black and white emphasizing the “BrioWave 175p” and its benefits, URL of website location to verify and collect contact information, and a brief sentence of how we can reduce consumer energy costs, by balancing electrical loads at competitive pricing.

We also may in the future hire a direct sales force and to promote our product and services at trade shows.

We have retained the services of USFI Marketing Communications to implement our marketing and business development strategies. We have a written agreement with USFI for their services. USFI will receive 5% of total revenues plus 5% of revenue payable in stock grants at $0.32 cents per share for three years beginning in December 2008 and ending on November 30, 2011, with monthly service billing for business and marketing communications strategy services not to exceed $3,000 per month. USFI Marketing communications has converted $83,980 in debt accrued since inception through July 31, 2009 in exchange for 239,944 shares of Class A Common Stock. This debt obligation is the result of trademark applications, market research, the development of a marketing plan, the development of a web site, BrioWave product brochure development, and business strategy related to negotiations and meetings with TXU Energy. USFI Marketing Communications has accepted and has legal possession of all 239,944 shares issued in exchange for Attune RTD past debt accruals on the following basis: USFI Marketing Communications must be able to sell all or a portion of the equity over a period of time to realize cash greater than or equal to the original $83,980 in debt accrued since inception through July 31, 2009 and any amount less than the original $83,980 will be reimbursed by the company in cash and not in equity.

Attune RTD plans on selling its product through consumer facing retail utility producers such as TXU Energy and Southern California Edison as we believe this is the shortest path to the consumer. Attune RTD also plans to sell its product through mass merchandisers such as Wal-Mart, Walmart.com, Sam’s Club, Samsclub.com, Costco, Costco.com, Sears and Sears.com. As such, we have retained the professional services of Sheldon Gottlieb, who maintains contact with several key personnel from these organizations. Since Attune RTD is not producing revenue, we have an agreement in place with Sheldon Gottlieb. The agreement states that Mr. Gottlieb will open communications with these key personnel to establish dialogue and provide consultation in developing, cultivating and maintaining these distribution channels once established. In exchange for Mr. Gottlieb’s performance, Attune RTD has agreed to give Mr. Gottlieb 500,000 shares of Class A Common Stock. As of the date of this filing the terms and conditions set forth under the contract have not been met, no sales have occurred under the contract and no distributors or retailers have been secured under this contract, as a result the 500,000 shares have not been issued to Mr. Gottlieb and are not considered issued or outstanding for accounting purposes. This agreement will be considered perfected and satisfied resulting in the transfer of 500,000 shares from Attune RTD to Sheldon Gottlieb after all of the following terms and conditions have been met - Upon the successful acquisition of at least one of the following retail distributors: Wal-Mart, Walmart.com, Sam’s Club, Samsclub.com, Costco, Costco.com, Sears and Sears.com.as an authorized distributor/retailer of Attune RTD’s BrioWave 175p controllers AND the sale of at least one BrioWave 175p controller has occurred through at least one of these distributor/retailer’s resulting in the physical shipment and or acquisition of a BrioWave175p controller received by a retail consumer. Legal possession of the 500,000 shares will transfer from Attune RTD to Mr. Gottlieb no later than thirty days after confirmation of at least one device has been sold and received by the consumer resulting in the payment from distributor to Attune RTD through one of the above sales channels and not before.

Seasonality

Although we have not yet delivered any products, the history of swimming pool electronic control products indicates that our busiest delivery periods tend to be March through September.  October through February are slower periods.

Warrantees

We will offer the following for our product once developed: Three-year warranty on our product, repair or replacement at our discretion.

Intellectual Property

We have the following patent applications which are pending:

Patent	Filed On	Duration when Granted
11,608,467 An Energy saving	December 8, 2006	20 Years
system for use with swimming
pool filter systems (Inventor:
Shawn Davis, CEO/Director;
Timothy Smith, Secretary; Steven
Bailey, Shawn Steib, Paul Davis,
Vice President/Director))
12/147,069 An Irrigation System (Inventor: Shawn Davis, CEO & Thomas Bianco, CFO/Treasurer)	June 26, 2008	20 Years
12/204,135 Spa Control System (Inventor: Shawn Davis, CEO/Director, Thomas Bianco, CFO/Treasurer/Director and Raymond Tai)	September 4, 2008	20 Years

Product Liability Insurance

We will have product liability in place prior to selling our product, but currently maintain no product liability insurance.

Research and Development

We spent $0 and $7,000 for research and development for the fiscal years ending December 31, 2009 and December 31, 2008, respectively.

Competition

We face significant competition in our swimming pool filtration market. Our market area of is highly competitive, and we will face direct competition from a significant number of companies in the pool filtration market, many with a local, state-wide or regional presence and, in some cases, a national presence. Many of these competitors are significantly larger and have greater financial resources than we do. These national, regional and local companies have substantial resources to enable them to compete.

Our competitors in this area include:

☐
The Intelliflo© by Pentair Pool Products claims to reduce pool pump energy consumption by as much as 90% through the use of a high tech variable speed permanent magnet synchronous motor as opposed to conventional motor induction technology which is 45% to 75% less efficient.

☐
Hayward Pool Products© manufactures heavy duty high performance energy saving pool pumps and filters both in single and dual speed, but not variable speed.  These pumps utilize low watt motors that save energy through improved flow characteristics.

☐	Sta-Rite© uses efficient motor technology to reduce costs.

☐
Astral manufactures an automatic backwashing unit, however, the unit does not interface between the household HVAC, and is primarily directed towards the commercial market.  The Astral unit comes in two versions, a deluxe and semi auto version, the former costing over $10,000 and the latter over $6,000.

☐
Pool suppliers such as Superior Pool Products, Leslies Pool Products, California Pool Suppliers, Pool Electrical Products and Aqua Pool Stores which act as suppliers and distributors for manufacturers such as Hayward and Pentair.

None of competitors, however, produce a product similar to the “BrioWave 175p” that we are aware of.  Most competitors are focused on achieving cost reductions through the use of variable speed motors.

We do not intend to compete on the same variables such as those that exist in an already saturated and crowded pump, filtration, or motor manufacturing market already dominated by the biggest players such as Sta-Rite, Pentair, and Hayward.  We intend to compete by focusing on cost savings through intelligent load management which works in conjunction with our competitors variable speed motors and filtration systems to help these motors and systems achieve their ideal rated output.

We cannot assure you that we will be able to:

•	compete successfully with our existing or potential new competitors,

•	develop market share,

•	use, or compete effectively with competitors that adopt new energy saving methods and technologies,

•	keep pace with discoveries or improvements in the pool filtration system products industries such that our existing technologies or products that we currently rely upon will not become obsolete, or

•
commit a portion of our revenues to investment in product/service development and improvement in order to periodically enhance our existing products/services and successfully introduce new products/services.

Employees

We have two persons working for us at this time, all members of management, are part time.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and related notes appearing elsewhere in this Report. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under "Risk Factors" and elsewhere in this Report on Form S-1, Amendment No.2.

Management’s discussion and analysis of financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions.

Company Overview

Attune RTD Inc. is a research, technology and services company dedicated to solving demand energy, energy efficiency, critical water recovery, and everyday challenges through its proprietary and innovative solutions currently all related to swimming pools. Since inception, the Company’s strategy has focused on the following areas: (1) Invent a technology that addresses a major industrial and environmental problem, (2) Develop the technology from concept design to patenting and prototype, (3) Begin the commercialization of the technology through manufacturing, sales, and services, (4) Identify a partner who will be able to take it to the next level, (5) Create shareholder value through licensing or sale of the technology to market leaders. The Company has swimming pool technologies that are in the various stages of development.

The Company does not have a history of successfully developing and monetizing its technologies. The company expects to achieve sales and revenue of its BrioWave 175p™ technology by third quarter of 2010.  Since October 2008, the company has been negotiating with TXU Energy of Dallas Texas. By way of background, TXU Energy is the dominant retail to consumer energy provider in Texas.  Before deregulation in 2002, they were the state utility.  As part of the divestiture, TXU's holding company, Texas Energy Future Holdings, has committed $100 million to marketing initiatives that reduce demand.  At present, Attune RTD is engaged in the business of designing and building high volume smart energy controlling equipment that addresses demand energy problems.

The company met with TXU Energy on February 16, 2010 to discuss the substance and status of the proposed pilot program.  As a result of our meeting with TXU Energy on February 16, 2010, the company is presently engaged in the process of negotiating terms and conditions pursuant to a yet to be agreed upon Letter of Intent outlying the pilot program, cost of the pilot program and a new separate agreement that defines our business relationship through a licensing Agreement.  Negotiations with TXU Energy are ongoing; we expect to have both agreements completed by April 12, 2010.  There is no assurance we will enter into a binding agreement with TXU Energy or that any such agreement would obligate TXU Energy to fund these amounts or assume these obligations.  We have no alternative sources of funding identified.

The Company is presently in the process of finalizing development of two prototype pilot units to be used for preliminary testing to be completed by March 31, 2010 by MEC Northwest, and then building 50 pilot units for TXU Energy to be installed in the Dallas Fort Worth and Houston, Texas areas by end of June 2010.

Attune RTD is in advanced discussions with Southern California Edison for the testing of its technology. A successful pilot project with TXU Energy is designed to prove the technology is commercially viable, and may lead to the development of additional applications of our technologies, which will allow energy companies to optimize their revenues, smooth out the demand energy curve and reduce consumer energy consumption..  The substance and status of Attune RTD’s negotiations with SCE are ongoing, but not as far along as they are with TXU Energy.  Attune RTD’s engineers have been maintaining ongoing dialogue with SCE engineers, and are awaiting a UL tested device which should be ready by April 2010.  Attune RTD intends on delivering a UL tested device to SCE which should be complete by June 7, 2010, and continue negotiations.

The Company manufactured and began testing the prototype of the BrioWave 175p™ in the third quarter of 2009. Management believes the BrioWave 175p™ smart energy controller will be an important addition to our product line to the utility industry.

Attune RTD identifies the TXU Energy pilot program as a major milestone for the organization.  Attune RTD is challenged with creating a successful pilot program.  A successful outcome would present additional opportunities.  A successful outcome would equate to TXU Energy validating the BrioWave 175p value proposition, in that the device functions as it was intended, reading ambient air temperatures and reducing unnecessary filtration, resulting in savings and economic benefit for the intended consumer.  Pursuant to a successful outcome, TXU Energy directors have agreed to endorse the BrioWave 175p technology, which could potentially increase acceptance of our device in other markets, resulting in additional sales.  A failed outcome would have negative consequences if the device fails to perform as expected and the pilot program as a whole fails.  This outcome would negatively affect the organizations ability to continue raising the necessary capital to fund business operations.  Should the BrioWave 175p pilot program fail to yield less than desirable energy savings results, Attune RTD would be forced to change its marketing strategy, and re-direct its efforts towards developing and cultivating mass-market distribution channels which are more costly and time consuming to develop and cultivate, and re-examine the technology making costly revisions to the hardware and firmware delaying the products launch to market.

In order to leverage our success, Attune RTD management has created an advisory board which reports to the Chairman and CFO/Treasurer, approved by the Board of Directors.  The purpose of the advisory board is to assist Attune RTD management in developing and deploying innovative products or solutions.  Attune’s purpose in establish an Advisory Board is to ensure it remains a “listening” organization that values “outside-in” thinking and innovative ideas helping management aligning its vision with its mission to develop both long term and short term business strategy that anticipates the future, for the purpose of designing and developing the “what’s next” product that creates consumer value.  Attune RTD is seeking experts in Consumer Marketing, Technology Development, Electric Industry Policy, Economics and Business Management and Administration to serve on the Advisory Board.  Attune RTD has identified Thomas Rose, a retired Energy Future Holdings Employee who has accepted the Advisory Board Chairman’s position.  Mr. Rose is a nuclear engineer that is a well qualified 34 year veteran of the energy sector.  On March 22, 2010 Faisal Ahmad principal owner of USFI Marketing Communications has accepted a position on the Advisory Board.  Mr. Ahmad brings 26 years of extensive knowledge in marketing strategy, marketing communications, technology development, web support and logistics and supply chain experience.  On March 22, 2010 Kyle Priest principal owner of The Priest Group has accepted a position on the Advisory Board. Mr. Priest has led programs for prominent consumer companies including Pepsi-Cola, Mercedes-Benz, Pizza Hut, Nextel, Ocean Spray, Radio Shack, and others.  Priest's extensive work in product, service, and distribution channel launches includes creating strategic plans and managing comprehensive, integrated launches for dozens of offerings from Fortune 500 and startup companies alike.  Priest has proven expertise in marketing and crafting business solutions related to VoIP, contact center software, ERP, CRM and other web-based services.  As a former Vice President of marketing for an international telecom company, Priest has led global teams for international branding and marketing communications initiatives.

In order to attract and retain key Advisory Board members, Attune is in the process of negotiating the following terms: 1) Limit meetings to a one-half day brainstorming session per quarter, 2) cover travel expenses, 3) issue a $1000 stipend paid in cash or class a common stock equivalent to each Advisory Board member for each brainstorming session, 4) limit emails to once a month requests for feedback on product development and use.  As of the date of this filing, no consideration or compensation has been issued to any of the members on this board.  Presently, negotiations are ongoing and expected to be completed by June 2010.

The BrioWave 175p™ process is an advanced load management process that we have developed to load manage the two largest energy consuming devices in the residential household dynamically. These devices are the air conditioning unit and the pool circulation pump. Since late 2007, the Company has been designing, testing and improving its BrioWave 175p™ load management process. Management feels one of the most promising applications for its technology is in the utility industry to help energy companies deliver cleaner power, manage conditions that might contribute to the overloading of energy providers resulting in brown out conditions, or excessive maintenance costs related to ramping up energy generation facilities to meet unplanned spikes in consumer energy delivery.

Attune RTD developed the BrioWave 175p™ process in the third half of 2007 and began testing it in early 2008 and mid 2009 under the guidance of National Technical Systems and MEC Midwest. From the testing, the Company learned that the BrioWave 175p™ process is able to efficiently and in a cost effective manner, eliminate excessive pool filtration periods by reading ambient air temperatures and water temperatures in real time.  BrioWave 175p™ technology is designed to wirelessly communicate and collaborate with the new generation of Smart Meters currently being deployed by the utility industry that are Zigbee Wireless Enabled.  “ZigBee Wireless Enabled” is ZigBee Smart Energy, a wireless communications protocol enabling wireless communication between utilities and common household devices such as smart thermostats and appliances.

In addition to the BrioWave 175p™ technology, the Company presently owns several other patent pending technologies as described below that are in the early development stage. Currently, these technologies are in the early development phase and the company projects commercialization of these devices by third quarter 2012.

The following is a list of the Company’s existing intellectual property estate:

• U.S. Patent Pending - Energy Saving System for Use with Pool Filter System. Relates to the BrioWave 175p and 325p technology.

• U.S. Patent Pending - Irrigation System. Relates to residential irrigation/sprinkler system. planned for commercialization by third quarter 2013.

• U.S. Patent Pending - Spa Control. Planned for commercialization by third quarter 2013.

• U.S. Patent Applied For – Solar Brushless DC Motor Pump.  Relates to hybrid motor development, planned for commercialization by third quarter 2012.

2009 Highlights

The most significant material accomplishments during 2009 was the organization's ongoing communications and initial meeting with TXU Energy.  The continued design and development of the BrioWave 175p™ Smart Energy Controllers and the submission of initial designs related to the filing of its Irrigation System and energy saving Spa Controllers.  The company was able to identify, develop, design and test the commercial viability of its BrioSpa™ technology.  BrioSpa™ controllers are designed to eliminate the use of multiple induction motors, control water temperatures by zone, increase efficiency and reduce energy consumption.  The company projects commercialization of this technology by third quarter of 2012.  Further, the company conducted a Private Placement which provided us with the necessary capital to provide the financing needed to continue operating the Company. From inception through the end of the year, December 31, 2009 the company had been able to raise approximately $834,000 gross, from its Private Placement and direct investment by its shareholders.

In accordance with generally accepted accounting principles, expenditures for research and development of the Company's products are expensed when incurred, and are included in operating expenses. The Company recognized research and development costs of $0 and $7,000 for the years ended December 31, 2009 and 2008, respectively.

Plan of Operations

Set forth below is our future Plan of Operations:
In The Next Twelve Months

Milestone or Step	Expected Manner of Occurrence or Method of Achievement	Date When Step Should be Accomplished	Cost of Completion
Prototype printed circuit board build designed with WI-FI module and Zigbee wireless module	MEC Northwest beginning on November 2009	Ending on 6/31/2010	$ 58,400
Advance Programming Interface development and Graphical User Interface Build	HiLn Co. beginning on December 2009	Ending on 6/10/2010	$ 59,435

TXU Energy Conducting market testing	Define market goals, design market research, collect results and create report beginning on 12/04/2009	Ending on 12/25/2009	Costs covered directly by TXU Energy

Capital required to cover Attune:	Beginning on January 1, 2010	Through December 31, 2010	$ 597,665
Selling Expenses

General Expenses

Administrative expenses

Meet with TXU Energy to discuss pilot program	Beginning on 2/16/2010 in Dallas, TX	Ending on 2/16/2010	$ 6,000

Letter of Intent with TXU Energy defining terms of the pilot program
Negotiating with TXU Energy beginning on 3/08/2010

1)Build out 50 pilot units @ $210.00 per unit Begins on 5/5/2010

2)Installation fee of $250 per unit (Begins on 5/17/2010)

3)Research expenses $25,000

4) Program management expense $11,250
		Negotiations projected to end on 6/2/2010 Pilot program installation estimated to begin on 5/17/2010 Pilot built of 50 units ends on 5/12/2010 Pilot ends on 6/11/2010	Estimated cost of pilot program to be paid by TXU Energy of $59,250

Signed Partnership/Licensing Agreement and Letter of Intent with TXU Energy. Licensing Agreement consideration to be negotiated	Negotiating with TXU Energy beginning on 3/08/2010	Ending on 6/2/2010	$12,000 in projected legal fees

Obtain UL and FCC Testing Certification	UL Laboratories, beginning on 5/17/2010	Ending on 6/7/2010	$ 13,500

Zigbee Wireless development, develop protocol, implement Zigbee pilot testing	Obtain Zigbee Certification through Zigbee Alliance Beginning on 5/17/2010	Ending on 8/17/2010	$ 3,000

Installation of 25 Pilot units in Dallas, TX and 25 units in Houston, TX	Beginning on 5/17/2010	Ending on 6/11/2010	$10,000 cost covered by Texas Energy in Letter of Intent
TXU Energy will collect results from Pilot program	TXU Energy beginning on 6/29/2010	Ending on 8/9/2010	Internal TXU Energy expense

TXU Energy will analyze results and create report	Beginning on 8/10/2010	Ending on 8/23/2010	Internal TXU Energy expense

TXU Energy and AttuneRTD will collaborate to conduct small market test of TXU Energy’s market	Beginning 8/24/2010	Ending 10/25/2010	Internal TXU Energy expense

Go to market	Beginning on 10/26/2010

Total			$ 750,000

Subsequent To The Next 12-Month Period

Milestone or Step	Expected Manner of Occurrence or Method of Achievement	Date When Step Should be Accomplished	Cost of Completion
Go to market with TXU Energy, units in production for delivery	Begin delivering first BrioWave Control units on January 3, 2011	Projected delivery of 4,500 units completed by May 2011	$765,000 cost of BrioWave control units paid by TXU Energy

Hire two sales representatives	Beginning on January 10, 2011	Through January 2012	$ 170,000

Conduct cost benefit analysis to assess if HP Servers, Cloud Computing and additional Web Infrastructure needed	January 3, 2011	Ending February 2012	$ 47,807

Selling General and Administrative costs, hire 2 IT personnel	January 1, 2011		$ 642,000

Start up marketing phase. Marketing services to drive revenue	Define market goals, design market research, collect results, create report beginning on January 2012	December 31, 2011	Estimated projected marketing budget $717,193

Hybrid Motor development, printed circuit board for motor, motor control, tooling and moulds	MEC Northwest, beginning on January 2012	Ending on June 2012.	Estimated cost $285,000

Build out 4,500 hybrid motors and 4,500 controls	MEC Northwest, beginning May 2012	Ending on April 2012	$ 873,000

Total			$ 3,500,000

Management believes that it will need $750,000 to continue operations for the next twelve months.  Approximately $597,665 is needed to fund selling, general and administrative operations.  Approximately $117,835 will be needed for software and hardware development costs, $16,500 for CSA certification and ZigBee wireless communications testing and approximately $12,000 in legal expenses for formal contracts.  On a go forward basis, the Company plans to seek additional financing through equity private placements. The company had determined that it would need approximately $3.5 million in funding to meet all of its planned obligations to fund product development expenditures, meet current selling, general and administrative expenses, future expenses, purchase technology equipment and hire new sales staff necessary to implement and roll out its business strategy over the next 18-24 months.  This funding is not required to be funded all at once, as the business can continue to operate and meet its current administrative and software development expenses on a limited basis requiring $750,000 over the next 12 months until full funding occurs.

CRITICAL ACCOUNTING ESTIMATES

In response to the SEC’s financial reporting release, FR-60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, the Company has selected its more subjective accounting estimation processes for purposes of explaining the methodology used in calculating the estimate, in addition to the inherent uncertainties pertaining to the estimate and the possible effects on the Company’s financial condition. The three accounting estimates are discussed below. These estimates involve certain assumptions that if incorrect could create a material adverse impact on the Company’s results of operations and financial condition. Some of the estimates are based upon the intellectual property and related assets and inventory.

Revenue Recognition

As mentioned above the Company is currently in the design and implementation phase of its business and has not had any sales to date. However, revenue from sales of equipment is intended to be recognized when products are delivered to and accepted by the customer, and when economic risk of loss has passed to the customer, price is fixed or determinable, collection is probable, and any future obligations of the Company are insignificant. Revenue from the BrioWave 175p™ Smart Energy Controllers will be earned based upon sales to retail providers or direct sales to utility providers and is intended to be recognized in the period the product or service is provided. Payments received in advance of the performance of services or of the delivery of goods will be deferred as liabilities until the services are performed or the goods are delivered. The Company will include shipping and handling fees billed to customers as revenues and shipping and handling costs as cost of revenues.

Useful Lives and Impairment of Machinery and Equipment and Patents

The Company capitalizes machinery and equipment currently, all with useful lives of 5 years. The Company determines the useful lives of machinery and equipment based on the forecasted durability of the technologies utilized in the system. While some of the individual components of the Company’s systems may individually have longer useful lives than the Company’s estimate for the useful life of the entire system (i.e., 10 years or longer), 5 years, management believes, is reasonable for the industry for which they operate in.

The Company determines the useful lives of its patents based on the remaining life of the patent issued by the U.S. Patent Office. Management believes the legal life of the patent is a reasonable period of time over which the Company expects to realize the benefits of its intellectual property rights because of the broad nature of the Company’s patents and the Company’s intent to protect its intellectual property rights over the lives of its patents.

The Company reviews for impairment its machinery and equipment used in its products, whenever events or changes in circumstances indicate that the carrying amount of its assets may not be recoverable. Such events or changes in circumstances might occur when a new version of a product is launched or when a major technological advancement becomes available.

From inception through the year ended December 31, 2009, there has not been any impairment of assets.

Stock-Based Compensation

Under generally accepted accounting principles, the company will recognize an expense for the fair value of our outstanding stock options and warrants as they vest, whether held by employees or others.

We will estimate the fair value of each stock option at the grant date by using the Black-Scholes option pricing model based upon certain assumptions. The Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because our stock options and warrants will have characteristics different from those of traded options, and because changes in the subjective input of assumptions can materially affect the fair value estimate, in our management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of such stock options.

Currently, the Company has not adopted a stock based compensation plan.

RESULTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008

Revenues	$-	$-

Operating Expenses
Advertising and Promotions	4,500	77,300
Depreciation Expense	3,423	1,127
Legal Expense	12,000	1,500
Marketing Expense	36,735	3,500
Payroll Expense	252,673	192,230
Product Development	124,176	-
Professional Fees	45,897	87,842
Rent Expense	22,203	9,252
Research and Development	-	7,000
Other operating Expenses (including stock based compensation expense of $11,150 and $34,530 for the years ended December 31, 2009 and 2008 respectively)	83,571	68,840

Total Operating Expenses	585,178	448,591

Loss from Operations	(585,178)	(448,591)

Other Income (expense)
Interest Expense	(1,456)	(222)
Interest Income	9,200	6,201
Gain on asset theft, net	29,125	-
Gain(loss) on Debt conversion	(97,637)	20,000

Total Other Income(Expense)	(60,768)	25,979

Net Loss	$(645,946)	$(422,612)

Revenues:

The Company, for the years ended December 31, 2009 and 2008 did not record and/or recognize any revenues as the Company is the development stage of its initial product.

Operating Expenses

Advertising and Promotions: The decrease from December 31, 2008 to December 31, 2009 was approximately $72,800. This decrease was mainly caused by the Company reducing its marketing campaign to focus its efforts on finalizing its new technology and product and producing prototypes for introduction to TXU as mentioned above.

Depreciation Expense: In 2009 the increase in depreciation expense was approximately $2,300 resulting from the company placing assets into service as it moved through its development stage. The depreciation related to assets such as computers and office equipment.

Legal Expense: Legal expense, increased by $10,500 from 2008. This increase was mainly caused by the client retaining counsel at the end of 2008 to assist in legal filings during 2009, some of which related to the work on the Company’s first S-1 filing with the Securities Exchange Commission.

Marketing Expense: The increase from December 31, 2008 to December 31, 2009 was approximately $33,000. This increase was mainly caused by the Company beginning its marketing campaign to introduce its new technology and products to the marketplace. During 2008 the company had just started its marketing campaigns and therefore had yet to incur any significant marketing costs and or expenses.

Payroll Expense: During 2009 payroll expense increased by approximately $60,000. During 2008 the Company placed its 2 employees (officers) on payroll. However, they were not on payroll for the entire year. The officers’ compensation has been accrued, utilizing the $120,000 employment contract each of the 2 officers has with the Company. The difference between the $240,000 of accrued salary and the overall payroll expense of approximately $252,000 relates to payroll taxes on the payroll.

Product Development: During 2009 the company began classifying its costs related to developing its products and prototypes in a new account called “Product Development”. This was done in order for management to timely focus and see it results and costs related to the actual development of the initial products. During 2008, the company was still in its engineering phase (as mentioned below) and the need to track the development cost was not as significant. However, with the company moving rapidly towards production, it was necessary to begin focusing in this area.

Professional Fees: Professional fees during 2009 decreased by approximately $41,000, an approximate 47% decrease from approximately $87,000 in 2008. This decrease was mainly attributed to the Company not relying on external engineers and other consultants in 2009 that were present in 2008 to help develop the products and assist in corporate structuring.

Rent Expense: In 2009 rent expense increased by approximately 140% to $22,203 from $9,252 in 2008. This increase represented a full years worth of rent at its new location, whereas in 2008 the company only incurred approximately 5 months of rent at its former location.

Research and Development: Research and development expense in 2009 declined from 2008 by 100%. The decline was mainly caused by the company moving towards production and finalization of its initial product at the end 2008, thus eliminating research and development costs in 2009.

Other Operating Expenses: When comparing the 2009 Other Expenses to 2008, there has been an increase in this area of approximately 21% over 2008. The main increase was due to a higher amount of travel in 2009. The increase in travel was approximately $24,000 over 2008. This large increase was mainly caused by the company spending a significant amount of time travelling to both Texas to meet with TXU and with travels to China to coordinate production of its components for its product. Other areas including telephone, utilities, office supplies, among others saw relatively little increase and in some cases minor decreases in costs.

Other income and Expense: During 2008 the company entered into a capitalized lease for computer equipment which resulted in the increase in interest expense in 2009 since a full year of interest was incurred on the lease.  In addition, the interest income in 2009 versus 2008, an increase of approximately $3,000, was due to the company recognizing interest income on its loans to the 2 officers of the Company, as mentioned previously these loans to the officers were paid back to the Company on January 31, 2010, by the officers’ redeeming some of their common stock to settle the debt obligation. The $20,000 gain on extinguishment of debt, in 2008 was related to the conversion of debt into common stock; however, in 2009 the Company recognized a loss on similar transactions of converting debt into stock of approximately $98,000. During 2009 there was a break in at the Company’s offices and computer equipment was stolen, this resulted in reimbursement from the insurance company on the claim and the Company recognizing an overall gain on the asset theft of approximately $29,000.

Liquidity and Capital Resources

Management believes that it will need $750,000 to continue operations for the next twelve months.  Approximately $597,665 is needed to fund selling, general and administrative operations.  Approximately $117,835 will be needed for software and hardware development costs, $16,500 for CSA certification and ZigBee wireless communications testing and approximately $12,000 in legal expenses for formal contracts.  On a go forward basis, the Company plans to seek additional financing through equity private placements. The company had determined that it would need approximately $3.5 million in funding to meet all of its planned obligations to fund product development expenditures, meet current selling, general and administrative expenses, future expenses, purchase technology equipment and hire new sales staff necessary to implement and roll out its business strategy over the next 18-24 months.  This funding is not required to be funded all at once, as the business can continue to operate and meet its current administrative and software development expenses on a limited basis requiring $750,000 over the next 12 months until full funding occurs.

Net cash used in operating activities during the year ended December 31, 2009 totaled approximately $348,000 compared to approximately $236,000 in 2008. This resulted primarily from a loss from operations of approximately $646,000 in 2009 and $423,000 in 2008 offset by stock based compensation of $11,150 and $34,530 respectively, and changes in assets and liabilities.  In addition, in 2009, the Company had losses on the conversion of debt to common stock of approximately $98,000 offset by a gain on asset theft of $29,125.

Net cash from in investing activities for the year ended December 31, 2009 totaled approximately $3,400. This resulted primarily from the purchase of equipment, deferred patent costs and loans to the officers, netted against the insurance proceeds from the theft loss of approximately $31,000.

Net cash provided by financing activities for the years ended December 31, 2009 and 2008 was approximately $429,000 and $382,000 respectively.  This resulted primarily from the sale of common stock in 2009 and 2008 of approximately $437,000 and $360,000, respectively and a loan to the Company by a principal stockholder of $30,000 in 2008.

On a go forward basis the Company is seeking additional financing through equity, private placements into public entity. The company had determined that it would need approximately $3.5 million in funding to meet all of its planned obligations. This funding is not required to be funded all at once as the business can continue to operate and meet its goals on a limited basis until full funding occurs.

Preferred Stock Dividends

Undeclared Cumulative Preferred stock dividends were $20,250 for each of the year’s ended December 31, 2009 and 2008. Dividends reflect Company obligations to preferred shareholders that have not been paid as the board of directors has yet to declare such dividends. Cumulative Preferred Stock dividends as of December 31, 2009 were $49,987.

New Accounting Pronouncements

In December 2007, the FASB issued (ASC 810-45) SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”).  This Statement amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS 160 is required to be adopted simultaneously with SFAS 141R and is effective for the Company beginning January 1, 2009.  The Company does not have any non-controlling interests in its subsidiaries, and accordingly, the adoption of SFAS 160 did not have a material impact on its financial position, cash flows or results of operations.

On January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards (ASC 825-10) (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115”.  SFAS No. 159 permits all entities to choose to measure and report many financial instruments and certain other items at fair value at specified election dates.  If such an election is made, any unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each subsequent reporting date.  In addition, SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  The adoption of SFAS No. 159 did not have a material effect on the Company’s financial position or results of operations and cash flows.

In March 2008, the FASB issued (ASC 815-10) SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”).  SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting.  It is intended to enhance the current disclosure framework in SFAS 133 by requiring that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation.  This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage.  The new disclosure standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  The Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  As of December 31, 2009 and 2008, the Company was not involved in any derivative or hedging activities.

In June 2008, the Emerging Issues Task Force of the FASB issued (ASC 815-40) EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”), which is effective for fiscal years ending after December 15, 2008, with earlier application not permitted by entities that has previously adopted an alternative accounting policy.  The adoption of EITF 07-5’s requirements will affect accounting for convertible instruments and warrants with provisions that protect holders from declines in the stock price (“round-down” provisions).  Warrants with such provisions will no longer be recorded in equity.  EITF 07-5 guidance is to be applied to outstanding instruments as of the beginning of the fiscal year in which the Issue is applied.  The cumulative effect of the change in accounting principle shall be recognized as an adjustment to the opening balance of retained earnings (or other appropriate components of equity) for that fiscal year, presented separately.  The cumulative-effect adjustment is the difference between the amounts recognized in the statement of financial position before initial application of this Issue and the amounts recognized in the statement of financial position at initial application of this Issue.  The amounts recognized in the statement of financial position as a result of the initial application of this Issue shall be determined based on the amounts that would have been recognized if the guidance in this Issue had been applied from the issuance date of the instrument.  The Company implemented this standard for the fiscal year ended December 31, 2008.

In May 2009, the Financial Accounting Standards Board (“FASB”) issued an accounting standard that became part of ASC Topic 855, “Subsequent Events”.  ASC Topic 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  ASC Topic 855 sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  ASC Topic 855 is effective for interim or annual financial periods ending after June 15, 2009.  The adoption of ASC Topic 855 did not have a material effect on the Company’s financial statements.

In June 2009, the FASB issued an accounting standard whereby the FASB Accounting Standards Codification (“Codification”) will be the single source of authoritative non-governmental United States of America generally accepted accounting principles.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  ASC Topic 105 is effective for interim and annual periods ending after September 15, 2009.  All existing accounting standards are superseded as described in ASC Topic 105.  All other accounting literature not included in the Codification is non-authoritative.  The Codification has not had a significant impact on the Company’s financial statements.

Related Party Transactions

For information on related party transactions and their financial impact, see Note 11 to the accompanying December 31, 2009 and December 31, 2008 audited Financial Statements contained in this report.

During the year ended December 31, 2007, the Company received funds from the issuance of a shareholder loan agreement to a shareholder (Mr. Raymond Tai).  During the year ended December 31, 2008, the Company received and additional $30,000 and repaid $4,800. The outstanding balance as of December 31, 2008 was $55,200.  During 2009 this debt was subsequently converted into Class A common stock.

The Company entered into two unsecured promissory notes with its Chief Executive Officer and Chief Financial Officer, Mr. Davis and Mr. Bianco. As of December 31, 2009, the company was owed $175,825 under the notes.  As of December 31, 2009, the Company owed the same two officers $175,239 based on the terms of their employment contracts. Subsequent to year end, January 31, 2010, the officers/shareholders redeemed 521,439 shares (collectively) of their common stock in the Company, with a value of $0.35 to satisfy their outstanding debt obligation.

DESCRIPTION OF PROPERTY

We rent the following property which is adequate for our current needs:

☐	Address: 3700 B Tachevah Road, Suite 117, Palm Springs, CA 92262
☐	Number of Square Feet:1,385

☐	Name of Landlord: Bernard White & Sons
☐	Term of Lease: October 1, 2008 through September 30, 2010
☐	Monthly Rental:$1,731.25

Within sixty days of expiration, we have the option to extend the lease for an additional five years. The following is a schedule by years of future minimum rental payments required under the operating lease:

Total

2010	$15,581

Total	$15,581

We have no policy with respect to investments in real estate development or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resale's. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale. In addition, under the penny stock regulations the broker-dealer is required to:

☐
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

☐	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
☐
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

☐
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have not engaged in any discussions with a FINRA Market Maker to file our application on Form 211 with FINRA.

Sales of Stock under Rule 144

As of December 31, 2009, there were 4,315,431 shares of our common stock held by non-affiliates, 2,337,776 of which have been held for more than one year and thus are not restricted, and 705,326 of which are being registered hereunder, and 17,255,658 shares of our common stock held by affiliates, all of which are restricted as per Rule 144 of the Securities Act of 1933 defines as restricted securities, 850,000 of which are being registered hereunder.  All shares being registered hereunder are available for resale as of the date of effectiveness of this registration statement. Of the shares not being registered hereunder, all of the non-restricted shares held by non-affiliates as well as the restricted securities held by affiliates, subject to the limitations on amounts and manner of sale in Rule 144, could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had 96 holders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. The Class B Participating Cumulative Preferred Super-voting Stock pays cumulative dividends at 6%.  For the years ended December 31, 2009 and 2008, the board of directors did not declare any dividends and dividends will not be declared until we have sufficient cash from profits to do so.  Total undeclared Class B Participating Cumulative Preferred Super-voting Stock dividends as of December 31, 2009 was $49,987.  We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the board of directors deems relevant.

Reports to Shareholders

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2010, including a Form 10-K for the year ended December 31, 2010, assuming this registration statement is declared effective before that date.  At or prior to December 31, 2010, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2010.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2010, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity. We currently intend to voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

FINANCIAL STATEMENTS

ATTUNE RTD
(a development stage company)

Financial Statements

For the Years Ended December 31, 2009 and 2008
and the Period from July 14, 2007 (Inception of Development Stage) to December 31, 2009

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of:
     Attune RTD

We have audited the accompanying balance sheets of Attune RTD (a development stage company) as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2009 and 2008, and for the period from July 14, 2007, (Inception of Development Stage) to December 31, 2009.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Attune RTD, as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008, for the period from July 14, 2007 (Inception of Development Stage) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company reported a net loss of $645,946 and had cash used in operating activities of $348,224 for the year ended December 31, 2009.  Additionally, as of December 31, 2009, the Company had a working capital deficit, a stockholders’ deficit and a deficit accumulated during development stage of $281,962, $50,929 and $1,510,191, respectively, and was a development stage company with no revenues.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans as to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 29, 2010

Attune RTD
(a development stage company)
Balance Sheets

	December 31,	December 31,
	2009	2008
Assets

Current Assets
Cash	$106,496	$22,513
Prepaid Expenses	-	7,731

Total Current Assets	106,496	30,244

Property and Equipment, net	13,809	11,696

Other Assets
Loans Receivable from Officers	175,825	166,625
Deferred Patent Costs	41,378	30,402
Security Deposit	1,800	1,800

Total Other Assets	219,003	198,827

Total Assets	$339,308	$240,767

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities
Accounts Payable	$127,358	$36,186
Accrued Salaries	175,239	97,431
Accrued Expenses	-	11,503
Liability to Guarantee Equity Value	83,980	-
Loans Payable to Principal Stockholder/Officer	-	55,200
Capital Lease Obligation	1,881	1,641

Total Current Liabilities	388,458	201,961

Long Term Liabilities
Capital Lease Obligation - Less Current Portion	1,779	3,660

Total Liabilities	390,237	205,621

Commitments and Contingencies (See Note 10)

Stockholders' Equity (Deficit)
Class B Participating Cumulative Preferred Super Voting Stock, $0.0166 par value; 1,000,000 shares authorized; 1,000,000 issued and outstanding at December 31, 2009 and 2008, respectively	16,600	16,600
Class A Common Stock, $0.0166 par value; 59,000,000 shares authorized; 21,439,145 and 16,895,803 shares issued and outstanding at December 31, 2009 and 2008, respectively	355,889	280,470
Additional Paid-in Capital	1,086,773	602,321
Deficit Accumulated During Development Stage	(1,510,191)	(864,245)

Total Stockholders' Equity (Deficit)	(50,929)	35,146

Total Liabilities and Stockholders' Equity (Deficit)	$339,308	$240,767

The accompanying notes are an integral part of these Financial Statements

Attune RTD
(a development stage company)
Statements of Operations

			Period from July 14, 2007
	Year Ended December 31,		(Inception of Development Stage) to
	2009	2008	December 31, 2009

Revenues	$-	$-	$-

Operating Expenses
Advertising and Promotions	4,500	77,300	81,860
Contributed Services	-	-	111,781
Depreciation Expense	3,423	1,127	4,564
Legal Expense	12,000	1,500	13,500
Marketing Expense	36,735	3,500	40,235
Payroll Expense	252,673	192,230	444,903
Product Development	124,176	-	124,176
Professional Fees	45,897	87,842	148,789
Rent Expense	22,203	9,252	32,580
Research and Development	-	7,000	15,682
Other Operating Expenses (including stock based compensation expense of $11,150 and $34,530 in 2009 and 2008, respectively	83,571	68,840	457,757

Total Operating Expenses	585,178	448,591	1,475,826

Loss from Operations	(585,178)	(448,591)	(1,475,826)

Other Income (Expense)
Gain on Asset Theft, net	29,125	-	29,125
Interest Expense	(1,456)	(222)	(1,678)
Interest Income	9,200	6,201	15,825
(Loss) Gain on Debt Conversion	(97,637)	20,000	(77,637)

Total Other Income (Expense)	(60,768)	25,979	(34,365)

Net Loss	(645,946)	(422,612)	(1,510,191)

Preferred Stock Dividends	(20,250)	(20,250)	(49,987)

Net Loss Applicable to Common Stock	$(666,196)	$(442,862)	$(1,560,178)

Net Loss Per Common Share Applicable to Common Stock:
Basic and Diluted	$(0.03)	$(0.03)	$(0.09)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	19,545,125	15,456,779	16,826,298

The accompanying notes are an integral part of these Financial Statements

Attune RTD
(a development stage company)
Statements of Changes in Stockholders' Equity (Deficit)
for the years ended December 31, 2009 and 2008, and
the period from July 14, 2007 (Inception of Development Stage) to December 31, 2009

						Deficit Accumulated
	Preferred Stock – Class B		Common Stock – Class A		Additional	During Development	Total Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Stage	Equity

Balance July 14, 2007 (Inception of Development Stage)	-	$-	-	$-	$-	$-	$-

Issuance of Common Stock for Cash	133,333	2,213	224,000	3,718	75,069	-	81,000

Offering Costs	-	-	-	-	(2,500)	-	(2,500)

Issuance of Stock for Services	866,667	14,387	14,050,000	233,230	53,213	-	300,830

Valuation of Officer's Contributed Services	-	-	-	-	111,781	-	111,781

Net Loss, July 14, 2007 (Inception of Development Stage) to December 31, 2007	-	-	-	-	-	(441,633)	(441,633)

Balance at December 31, 2007	1,000,000	$16,600	14,274,000	$236,948	$237,563	$(441,633)	$49,478

Issuance of Common Stock for Cash	-	-	2,352,803	39,057	321,193	-	360,250

Offering Costs	-	-	-	-	(1,500)	-	(1,500)

Issuance of Stock for Services	-	-	169,000	2,805	31,725	-	34,530

Issuance of Stock for Debt Settlement	-	-	100,000	1,660	13,340	-	15,000

Net Loss, December 31, 2008	-	-	-	-	-	(422,612)	(422,612)

Balance at December 31, 2008	1,000,000	$16,600	16,895,803	$280,470	$602,321	$(864,245)	$35,146

Issuance of Common Stock for Cash	-	-	3,688,438	61,228	376,207	-	437,435

Offering Costs	-	-	-	-	(7,000)	-	(7,000)

Issuance of Stock for Services	-	-	66,333	1,101	10,049	-	11,150

Issuance of Stock for Debt Settlement	-	-	788,571	13,090	105,196	-	118,286

Net Loss, December 31, 2009	-	-	-	-	-	(645,946)	(645,946)

Balance at December 31, 2009	1,000,000	$16,600	21,439,145	$355,889	$1,086,773	$(1,510,191)	$(50,929)

The accompanying notes are an integral part of these Financial Statements

Attune RTD
(a development stage company)
Statements of Cash Flows

	Year Ended		Period from July 14, 2007
	December 31,		(Inception of Development Stage)
	2009	2008	to December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(645,946)	$(422,612)	$(1,510,191)
Adjustments to Reconcile Net loss to Net Cash Used in Operating Activities:
Class A Common stock and preferred stock granted for services	11,150	34,530	346,510
Contributed Capital	-	-	111,781
Depreciation and Amortization	3,423	1,127	4,564
Interest expense on conversion to Class A common stock	449	-	449
Loss on conversions of debt to Class A common stock	97,637	-	97,637
Gain on asset theft, net	(29,125)	-	(29,125)
Changes in Assets and Liabilities:
Prepaid Expenses	7,731	(7,731)	-
Security Deposit	-	(1,800)	(1,800)
Accounts Payable	140,152	51,186	191,336
Accrued Expenses	(11,503)	11,503	-
Accrued Salaries	77,808	97,431	175,239

NET CASH USED IN OPERATING ACTIVITIES	(348,224)	(236,366)	(613,600)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Equipment	(7,372)	(4,994)	(13,151)
Deferred Patent costs	(10,976)	(23,777)	(41,378)
Loans receivable from Officers	(9,200)	(121,201)	(175,825)
Insurance proceeds on asset theft	30,961	-	30,961

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	3,413	(149,972)	(199,393)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of Class A - Common Stock	437,435	360,250	833,685
Offering costs related to the Sale of Class A - Common Stock	(7,000)	(1,500)	(11,000)
Sale of Class B - Preferred Stock	-	-	45,000
Principal Payments on Capital Lease Obligations	(1,641)	(1,757)	(3,398)
Loan Payable to Principal Stockholder	-	30,000	60,000
Repayment of Loan Payable to Principal Stockholder	-	(4,800)	(4,800)

NET CASH PROVIDED BY FINANCING ACTIVITIES	428,794	382,193	919,487

NET INCREASE (DECREASE) IN CASH	83,983	(4,145)	106,494

CASH AT BEGINNING OF YEAR	22,513	26,658	-

CASH AT END OF YEAR	$106,496	22,513	$106,494

Supplemental Disclosure of Cash Flow Information
Cash paid during the period:
Interest Expense	$1,456	$222	$1,678
Income Tax	$-	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Conversion of a Vendor Liability into Shares of Class A Common Stock	$-	$15,000	$15,000
Capital Lease Obligation Recorded as Property and Equipment	$-	$7,058	$7,058
Conversion of a shareholder loan into shares of Class A common stock	$55,200	$-	$55,200
Reclassification of equity to liability to guarantee equity value due to price guarantee upon conversion	$35,000	$-	$35,000
Reclassification of accounts payable to liability to guarantee equity value due to price guarantee upon conversion	$48,980	$-	$48,980

The accompanying notes are an integral part of these Financial Statements

ATTUNE RTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
THE PERIOD FROM JULY 14, 2007 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31,
2009

1.	NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The Company was incorporated on December 19, 2001 under the name Catalyst Set Corporation and was dormant until July 14, 2007.  On September 7, 2007, the Company changed its name to Interfacing Technologies, Inc.  On March 24, 2008, the name was changed to Attune RTD.

Attune RTD (“The Company”, “us”, ”we”, ”our”) was formed in order to provide developed technology related to the operations of energy efficient electronic systems such as swimming pool pumps, sprinkler controllers and heating and air conditioning controllers among others.

The Company is presented as in the development stage from July 14, 2007 (Inception of Development Stage) through December 31, 2009.  To-date, the Company’s business activities during development stage has been corporate formation, raising capital and the development and patenting of its products with the hopes of entering the commercial marketplace in the near future.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates in the accompanying financial statements include the estimates of depreciable lives and valuation of property and equipment, allowances for losses on loans receivable, valuation of deferred patent costs, valuation of equity based instruments issued for other than cash, valuation of officer’s contributed services, and the valuation allowance on deferred tax assets.

CASH AND CASH EQUIVALENTS

For the purposes of the statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.  There were no cash equivalents at December 31, 2009 or 2008, respectively.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost.  Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets of five years.  Expenditures for additions and improvements are capitalized while maintenance and repairs are expensed as incurred.

LOANS RECEIVABLE FROM OFFICERS

Loans receivable consist of monies loaned to our officers pursuant to loan agreements.  The Company evaluates the loans for collectability and establishes an allowance for losses as necessary.  The Company charges off loans receivable against any allowance as determined by the Company.

DEFERRED PATENT COSTS

Patent costs are stated at cost and will be reclassified to intangible assets and amortized on a straight-line basis over the estimated future periods to be benefited (twenty years) if and once the patent has been granted by the United States Patent and Trademark office (“USPTO”).  The Company will write-off any currently capitalized costs for patents not granted by the USPTO.  Currently, the Company has three patents pending with the USPTO.

ATTUNE RTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
THE PERIOD FROM JULY 14, 2007 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31,
2009

IMPAIRMENT OF LONG-LIVED ASSETS

The Company accounts for long-lived assets in accordance with the provisions of ASC 360-10 (SFAS No. 144), “Accounting for the Impairment or Disposal of Long-Lived Assets”.  This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

RESEARCH AND DEVELOPMENT

In accordance generally accepted accounting principles (ASC 730-10), expenditures for research and development of the Company’s products are expensed when incurred, and are included in operating expenses.

ADVERTISING

The Company conducts advertising for the promotion of its products and services.  In accordance with generally accepted accounting principles (ASC 720-35), advertising costs are charged to operations when incurred; such amounts aggregated $4,500 and $77,300 for the years ended December 31, 2009 and 2008, respectively.

STOCK-BASED COMPENSATION

Compensation expense associated with the granting of stock based awards to employees and directors and non-employees is recognized in accordance with generally accepted accounting principles (ASC 718-20) which requires companies to estimate and recognize the fair value of stock-based awards to employees and directors.  The value of the portion of an award that is ultimately expected to vest is recognized as an expense over the requisite service periods using the straight-line attribution method.

INCOME TAXES

The Company accounts for income taxes pursuant to the provisions of (ASC 740-10) SFAS No. 109, “Accounting for Income Taxes”, which requires, among other things, an asset and liability approach to calculating deferred income taxes.  The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.  A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

Additionally, the Company adopted the provisions of (ASC 740-10) Financial Interpretation Number 48 (FIN 48), “Accounting for Uncertain Income Tax Positions”.  When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  In accordance with the guidance of FIN 48, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than fifty percent likely of being realized upon settlement with the applicable taxing authority.  The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.  The Company believes its tax positions are all highly certain of being upheld upon examination.  As such, the Company has not recorded a liability for unrecognized tax benefits.  As of December 31, 2009, tax years 2007, 2008 and 2009 remain open for IRS audit.  The Company has received no notice of audit from the Internal Revenue Service for any of the open tax years.

ATTUNE RTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
THE PERIOD FROM JULY 14, 2007 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31,
2009

The Company has also adopted (ASC 740-10), “Definition of Settlement in FASB Interpretation No. 48”, which was issued on May 2, 2007.  FSP FIN 48-1 amends FIN 48 to provide guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits.  The term “effectively settled” replaces the term “ultimately settled” when used to describe recognition, and the terms “settlement” or “settled” replace the terms “ultimate settlement” or “ultimately settled” when used to describe measurement of a tax position under FIN 48.  FSP FIN 48-1 clarifies that a tax position can be effectively settled upon the completion of an examination by a taxing authority without being legally extinguished.  For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.  The adoption of FSP FIN 48-1 did not have an impact on the accompanying financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company’s financial instruments, including cash, loans receivable and current liabilities, approximate fair value because of their short maturities.  Based upon the Company’s estimate of its current incremental borrowing rate for loans with similar terms and average maturities, the carrying amounts of loans payable, and capital lease obligations approximate fair value.  The Company adopted the provisions of SFAS 157 (ASC 820) on January 1, 2008.

BASIC AND DILUTED NET LOSS PER COMMON SHARE

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period.  Diluted net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding for the period and, if dilutive, potential common shares outstanding during the period.  Potentially dilutive securities consist of the incremental common shares issuable upon exercise of common stock equivalents such as stock options and convertible debt instruments.  Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive.  As of December 31, 2009 and 2008, there were no potentially dilutive securities.  As a result, the basic and diluted per share amounts for all periods presented are identical.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued (ASC 810-45) SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”).  This Statement amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS 160 is required to be adopted simultaneously with SFAS 141R and is effective for the Company beginning January 1, 2009.  The Company does not have any non-controlling interests in its subsidiaries, and accordingly, the adoption of SFAS 160 did not have a material impact on its financial position, cash flows or results of operations.

On January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards (ASC 825-10) SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115”.  SFAS No. 159 permits all entities to choose to measure and report many financial instruments and certain other items at fair value at specified election dates.  If such an election is made, any unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each subsequent reporting date.  In addition, SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  The adoption of SFAS No. 159 did not have a material effect on the Company’s financial position or results of operations and cash flows.

ATTUNE RTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
THE PERIOD FROM JULY 14, 2007 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31,
2009

In March 2008, the FASB issued (ASC 815-10) SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”).  SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting.  It is intended to enhance the current disclosure framework in SFAS 133 by requiring that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation.  This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage.  The new disclosure standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  The Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  As of December 31, 2009 and 2008, the Company was not involved in any derivative or hedging activities.

In June 2008, the Emerging Issues Task Force of the FASB issued (ASC 815-40) EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”), which is effective for fiscal years ending after December 15, 2008, with earlier application not permitted by entities that has previously adopted an alternative accounting policy.  The adoption of EITF 07-5’s requirements will affect accounting for convertible instruments and warrants with provisions that protect holders from declines in the stock price (“round-down” provisions).  Warrants with such provisions will no longer be recorded in equity.  EITF 07-5 guidance is to be applied to outstanding instruments as of the beginning of the fiscal year in which the Issue is applied.  The cumulative effect of the change in accounting principle shall be recognized as an adjustment to the opening balance of retained earnings (or other appropriate components of equity) for that fiscal year, presented separately.  The cumulative-effect adjustment is the difference between the amounts recognized in the statement of financial position before initial application of this Issue and the amounts recognized in the statement of financial position at initial application of this Issue.  The amounts recognized in the statement of financial position as a result of the initial application of this Issue shall be determined based on the amounts that would have been recognized if the guidance in this Issue had been applied from the issuance date of the instrument.  The Company implemented this standard for the fiscal year ended December 31, 2008.

In May 2009, the Financial Accounting Standards Board (“FASB”) issued an accounting standard that became part of ASC Topic 855, “Subsequent Events”.  ASC Topic 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  ASC Topic 855 sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  ASC Topic 855 is effective for interim or annual financial periods ending after June 15, 2009.  The adoption of ASC Topic 855 did not have a material effect on the Company’s financial statements.

In June 2009, the FASB issued an accounting standard whereby the FASB Accounting Standards Codification (“Codification”) will be the single source of authoritative non-governmental United States of America generally accepted accounting principles (“GAAP”).  Rules and interpretive releases of the United States of America Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  ASC Topic 105 is effective for interim and annual periods ending after September 15, 2009.  All existing accounting standards are superseded as described in ASC Topic 105.  All other accounting literature not included in the Codification is non-authoritative.  The Codification has not had a significant impact on the Company’s financial statements.

ATTUNE RTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
THE PERIOD FROM JULY 14, 2007 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31,
2009

2.	GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  For the years ended December 31, 2009 and 2008 the Company had a net loss of $645,946 and $422,612, respectively, and net cash used in operations of $348,224 and $236,366, respectively. Additionally, as of December 31, 2009, the company had a working capital deficit, a stockholders’ deficit and a deficit accumulated during development stage of $281,962, $50,929 and $1,510,191, respectively, and was a development stage company with no revenues.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  These financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of these uncertainties.

In order to execute its business plan, the Company will need to raise additional working capital and generate revenues.  There can be no assurance that the Company will be able to obtain the necessary working capital or generate revenues to execute its business plan.

Management’s plan in this regard, includes completing product development, generating marketing agreements with product distributors and raising additional funds through a private placement offering of the Company’s common stock.

Management believes its business development and capital raising activities will provide the Company with the ability to continue as a going concern.

3.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets are summarized as follows:

	December 31, 2009	December 31, 2008
Prepaid professional fees	$-	$6,000
Prepaid rent	-	1,731
Total prepaid expenses and other current assets	$-	$7,731

4.	LOANS RECEIVABLE FROM OFFICERS

Pursuant to two separate unsecured promissory notes with our chief executive officer and our chief financial officer (borrowers) dated August 1, 2007, each borrower may borrow an amount equal to or less than $75,000 each (subsequently increased to $90,000) at a rate of 5.75%.  Principal and interest are due under the terms of the loans on or before January 31, 2017.  Total principal and interest due under the loans as of December 31, 2009 and 2008 were $175,825 and $166,625, respectively.  The Company evaluated collectability on the above loans and determined no allowance was necessary for the years ended December 31, 2009 or 2008.  Subsequent to year-end, on January 31, 2010, the officers/shareholders redeemed 521,439 shares (collectively) of their common stock in the Company, with a value of $0.35 to satisfy this outstanding debt obligation (See Note 12).

ATTUNE RTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
THE PERIOD FROM JULY 14, 2007 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31,
2009

5.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Est. Useful Lives	December 31, 2009	December 31, 2008
Computer equipment	5 Years	$7,058	$7,843
Office equipment	5 Years	5,605	4,994
Vehicle	5 Years	5,000	-
		17,663	12,837
Less total accumulated depreciation		(3,854)	(1,141)
		$13,809	$11,696

Total depreciation expense for the years ended December 31, 2009 and 2008 was $3,423 and $1,127, respectively.

During the year ended December 31, 2009, the Company wrote off $1,836 of the net book value of computer equipment, which was stolen during a break-in at the Company’s location.  This amount was off-set against insurance proceeds received (which totaled $30,961 and mainly related to intellectual property stored on the computers) resulting in the recording of a net gain on asset theft of $29,125 in the accompanying financial statements.

6.	ACCRUED EXPENSES

The major components of accrued expenses are summarized as follows:

	December 31, 2009	December 31, 2008
Accrued advertising	$-	$3,600
Accrued legal fees	-	1,500
Accrued consulting	-	2,000
Other accrued expenses	-	4,403
Total accrued expenses	$-	$11,503

7.	LOANS PAYABLE TO PRINCIPAL STOCKHOLDER AND CAPITAL LEASES

Loans Payable to Principal Stockholder/Officer

On November 6, 2007, the Company entered into a shareholder loan agreement.  The agreement allowed for advances to the Company up to $65,000.  The Company received one advance in 2007 for $30,000, and net advances in 2008 amount to $25,200.  As discussed in Note 8, these advances were converted into 788,517 shares of common stock in fiscal 2009, which resulted in the Company recording a loss on conversion of $62,637 as the principal stockholder is also an officer of the Company.

ATTUNE RTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
THE PERIOD FROM JULY 14, 2007 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31,
2009

Loans payable to principal stockholder consisted of the following at December 31:

	2009	2008
Loans payable to principal stockholder	$-	$55,200

Capital Leases

Capital lease obligations consisted of the following at December 31:

	2009	2008

Capital lease payable – payable in monthly installments for principal and interest of $189 through October 2011. The debt is personally guaranteed by an officer of the Company.	$3,660	$5,301
Less current portion:	(1,881)	(1,641)
Long-term capital lease obligation	$1,779	$3,660

Interest expense on the above capital lease was $629 and $222 during the years ended December 31, 2009 and 2008 respectively.

Future minimum lease payments for capital leases are as follows for years ending December 31:

2010	$1,881
2011	1,779
Total	$3,660

8.	COMMON STOCK

Upon formation, the Company was authorized to issue 50,000 shares of common stock with no par value. On September 7, 2007, the Company amended its articles of incorporation to increase the number of authorized common shares to 1,000,000. On September 7, 2007, the Company enacted a 280 for 1 forward stock split pursuant to an Amended and Restated Articles of Incorporation filed with the Secretary of State of the State of Nevada. All share and per share data in the accompanying financial statements has been retroactively adjusted to reflect the stock split. On November 28, 2007, the Company again amended its articles of incorporation to establish two classes of stock. The first class of stock is Class A Common Stock, par value $0.0166, of which 59,000,000 shares are authorized and the holders of the Class A Common Stock are entitled to one vote per share. The second class of stock is Class B Participating Cumulative Preferred Super-voting Stock, par value $0.0166, of which 1,000,000 shares are authorized and the holders of the Class B Participating Cumulative Preferred Super-voting Stock are entitled to one hundred votes per share. The Class B Participating Cumulative Preferred Super-voting Stock pays dividends at 6%. For the years ended December 31, 2009, 2008, and 2007, the board of directors did not declare any dividends. Total undeclared Class B Participating Cumulative Preferred Super-voting Stock dividends as of December 31, 2009, 2008, and 2007 were $49,987 and $29,737, and $9,487 respectively.

ATTUNE RTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
THE PERIOD FROM JULY 14, 2007 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31,
2009

Class A Common Stock

Issuances of the Company’s common stock during the years ended December 31, 2007, 2008 and 2009 included the following:

Shares Issued for Cash

During 2007, 224,000 shares of Class A common stock were issued for $36,000 cash with various prices per share ranging from $0.15 to $0.25.  Additionally, the Company paid cash offering costs of $2,500.

During 2008, 2,352,803 shares of Class A common stock were issued for $360,250 cash with various prices per share ranging from $0.13 to $0.25.  Additionally, the Company paid cash offering costs of $1,500.

In 2009, 3,688,438 shares of Class A common stock were issued for $437,435 cash with various prices per share ranging from $0.04 to $0.35.  Additionally, the company paid cash offering costs of $7,000.

Shares Issued for Services

In 2007, 14,000,000 vested shares of Class A common stock were issued to founders having a fair value of $232,400, based on a nominal value of $0.0166 per share.  The $232,400 was expensed upon issuance as the shares were fully vested.

In 2007, 50,000 shares of Class A common stock were issued for legal services provided to the company with a value of $7,500 or $0.15 per share, based on a contemporaneous cash sales price.

In 2008, 169,000 shares of Class A common stock were issued for services having a fair value of $34,530 ranging from $0.13 to $0.25 per share, based on contemporaneous cash sales prices.

In March 2009, 8,000 shares of Class A common stock were issued for services provided to the Company with a value of $2,400 or $0.30 per share, based on a contemporaneous cash sales price.

In June 2009, 17,333 shares of Class A common stock were issued for services provided to the Company with a value of $2,600 or $0.15 per share, based on a contemporaneous cash sales price.

In August 2009, 41,000 shares of Class A common stock were issued for services provided to the Company with a value of $6,150 or $0.15 per share, based on a contemporaneous cash sales price.

In February 2009, 500,000 shares of contingently issuable Class A common stock were granted to a consultant pursuant to an agreement whereby the consultant must establish a contract with a specific distributor and produce a sale of the Company’s product through such distribution channel in order to earn the shares.  As of the date of this filing, no sales have occurred under the contract and the shares have not been earned and are not considered issued or outstanding for accounting purposes. The shares will be valued at fair value and such value recognized as expense on the date the contingency is satisfied.

Shares Issued in Conversion of Other Liabilities

During 2008, 100,000 shares of Class A common stock were issued upon conversion of a $35,000 liability to a vendor.  The shares were valued at $0.15 per share or $15,000, based on a contemporaneous cash sales price and the Company recorded a $20,000 gain on conversion of debt.

ATTUNE RTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
THE PERIOD FROM JULY 14, 2007 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31,
2009

In July 2009, 139,944 and previously issued 100,000 shares of Class A common stock were issued upon conversion of a $48,980 liability from a vendor.  The shares were valued at $16,793 or $0.12, based on a contemporaneous cash sales price.  The Company agreed with the vendor, prior to conversion, that it would guarantee the value of the 139,944 and previously issued 100,000 shares, when sold by the vendor, up to the dollar value for the 2009 liability converted ($48,980) and the above mentioned 2008 conversion as it was the same vendor ($35,000) and any difference in value, if less than the liability, would be paid in cash by the Company.  As a result, the Company recorded the $48,980 conversion as a liability along with the prior year conversion of $35,000 for a total liability of $83,980, which resulted in a loss on conversion in 2009 of $35,000.

In August 2009, the Company converted $55,200 of loans due to a shareholder into 788,571 shares of common stock, which were valued at $118,286 or $0.15 per share, based on contemporaneous cash sales prices of the Company’s common stock.  The Company recognized a loss on conversion of $62,637 and charged $449 to interest expense.

Class B Participating Cumulative Preferred Super-voting Stock

Issuances of the Company’s preferred stock during the years ended December 31, 2007, 2008 and 2009 included the following:

Shares Issued for Cash

In 2007, 133,333 shares of Class B preferred stock were issued for $45,000 cash or $0.3375 per share.

Shares Issued for Services

In 2007, 866,667 shares of Class B preferred stock were issued to founders for services rendered during 2007 with a value of $0.3375 per share based on the above contemporaneous sale of Class B preferred stock.

9.	INCOME TAXES

There was no income tax expense in 2009 and 2008 due to the Company’s net taxable losses.

The reconciliation of income tax benefit computed at the United States federal tax rate of 34% to income tax expense (benefit) is as follows:

	Year ended December 31,
	2009	2008
Tax benefit at the United States statutory rate	$(219,622)	$(143,688)
State income tax, net of federal benefit	(22,823)	(14,058)
Stock based compensation	3,791	11,750
Meals	2,061	270
Change in valuation allowance	236,593	145,726

Income tax benefits	$-	$-

ATTUNE RTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
THE PERIOD FROM JULY 14, 2007 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31,
2009

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets is as follows:

	Year ended December 31,
	2009	2008
Net operating loss carryforward	$325,689	$119,554
Accrued salary	65,942	36,663
Depreciation expense	1,961	429
Valuation allowance	(393,592)	(156,646)

Net deferred tax assets	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  At December 31, 2009 and 2008, the Company has net operating losses (NOL) of approximately $548,000 and $318,000, respectively, that will expire from 2027 to 2029.  In the event that a significant change in ownership of the Company occurs as a result of the Company’s issuance of common stock, the utilization of the NOL carry forward will be subject to limitation under certain provisions of the Internal Revenue Code.  Management does not presently believe that such a change has occurred.

A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized.  Accordingly, a valuation allowance was established in 2009 and 2008 for the full amount of our deferred tax assets due to the uncertainty of realization.  Management believes that based upon its projection of future taxable operating income for the foreseeable future, it is more likely than not that the Company will not be able to realize the benefit of the deferred tax assets at December 31, 2009 and 2008.  The valuation allowance as of December 31, 2009 and 2008 was approximately $394,000 and $157,000, respectively.  The net change in the valuation allowance during the years ended December 31, 2009 and 2008 was an approximate increase of $237,000 and $146,000, respectively.

10.	COMMITMENTS AND CONTINGIENCIES

Employment and operating Agreements

Effective March 26, 2008, the Company entered into two employment agreements with its Chief Executive Officer and Chief Financial Officer.  These agreements established a yearly salary for each of $120,000.  As of December 31, 2009 and 2008, the Company owed its officers $175,239 and $97,431, respectively, based on the terms of the agreement.

During the year ended December 31, 2007, neither officer was paid for his services.  Based on the value of the above agreement, the Company recorded the estimated value of contributed services from its officers of $111,781 representing work performed from formation of the Company through December 31, 2007.

We have a written agreement with a marketing Company for their services.  The Company will receive 5% of total revenues plus 5% of revenue payable in stock grants at $0.32 cents per share for three years beginning in December 2008 and ending in November 2011.  No revenues have been generated to date.

ATTUNE RTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
THE PERIOD FROM JULY 14, 2007 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31,
2009

Operating Leases

The Company currently leases office space under a long-term operating lease agreement expiring on September 30, 2010.  Within sixty days of expiration, the Company has the option to extend the lease for an additional five years.  The following is a schedule by years of future minimum rental payments required under the operating lease:

2010	$15,581

Total	$15,581

Rent expense for the years ended December 31, 2009 and 2008 were $22,203 and $9,252 respectively.

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  As of December 31, 2009, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations.

11.	RELATED PARTY TRANSACTIONS

During the years ended December 31, 2008 and 2007, the Company received funds from the issuance of a shareholder loan agreement to a shareholder.  During the year ended December 31, 2007, the Company had received $30,000 under this agreement.  During the year ended December 31, 2008, the Company received an additional $30,000 and repaid $4,800.  The outstanding balance as of December 31, 2008 was $55,200.  This debt was converted into 788,571 shares of Class A common stock in fiscal 2009 (See Note 8).

The Company entered into two unsecured promissory notes with its Chief Executive Officer and Chief Financial officer (see Note 4).  The balance due under these loans was $175,825 as of December 31, 2009.  As of December 31, 2009, the Company owed the same two officers $175,239 based on the terms of their employment contracts (see Note 10).  Subsequent to year-end, on January 31, 2010, the officers/shareholders redeemed 521,439 shares (collectively) of their common stock in the Company, with a value of $0.35 to satisfy this outstanding debt obligation.  (See Note 12)

12.	SUBSEQUENT EVENTS

During the period from January 1, 2010 through March 29, 2010, the Company sold 271,146 shares of class A common stock ranging from $0.25 to $0.35 per share for gross proceeds of $71,501.

During the period from January 1, 2010 through March 29, 2010, the Company issued a total of 20,000 shares of class A common stock for services at $0.35 per share based on a contemporaneous cash sales price.  The total value of the shares issued for services was $7,000.

On January 4, 2010, the Company issued 20,000 shares of class A common stock for conversion of a $6,000 vendor liability.  The shares were valued at $0.35 per share which was based on contemporaneous cash sales prices.  The Company recorded a $1,000 loss on conversion.

On January 4, 2010, the Company gifted 21,000 shares of common stock to three unrelated parties at $0.35 per share based on a contemporaneous cash sales prices.  The total value of the share gifts were $7,350 which was expensed.

ATTUNE RTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND
THE PERIOD FROM JULY 14, 2007 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31,
2009

On January 31, 2010, the Company's Chief Executive Officer and Chief Financial Officer redeemed 521,439 shares (collectively) of their common stock in the Company, with a value of $0.35 per share, based on contemporaneous cash sales, to satisfy an outstanding debt obligation with the Company arising from two separate unsecured promissory notes dated August 1, 2007.  The value of the note receivable was $182,504 upon conversion.

On March 15, 2010, 120,000 shares of Class A common stock were issued upon conversion of a $24,000 liability from a vendor.  The shares were valued at $42,000 or $0.35 per share, based on a contemporaneous cash sales price.  The Company agreed with the vendor, prior to conversion, that it would guarantee the value of the stock, when sold by the vendor, up to the dollar value for the 2009 liability converted in 2010 of $24,000, plus an additional $11,000 for a total sales price of $35,000 when sold by the vendor. Any difference in value, if less than the liability, will be paid by the Company in cash or through the issuance of additional common stock.  As a result, the Company recorded the $24,000 conversion as a liability along with the additional $11,000 guarantee for a total liability of $35,000.  These shares are not considered issued or outstanding for accounting purposes.

Management evaluated all activity of the Company through March 29, 2010 (the issuance date of the Company’s financial statements) and concluded that no subsequent events have occurred that would require recognition in the financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PROSPECTUS
ATTUNE RTD

Dated _____________, 2010

Selling shareholders are offering up to 1,555,326 shares of common stock.  The selling shareholders will offer their shares at $0.35 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation and By-laws, subject to the provisions of Nevada law, contain provisions that allow the corporation to indemnify any person under certain circumstances.

Nevada law provides the following:

17-16-851.  Authority to indemnify.

          (a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if:

             (i) He conducted himself in good faith; and

             (ii) He reasonably believed that his conduct was in or at least Not opposed to the corporation's best interests; and

             (iii) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

             (iv) He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by W.S. 17-16-202(b)(v).

          (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of paragraph (a)(ii) of this section.

          (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

          (d)  Unless ordered by a court under W.S. 17-16-854(a)(iii) a corporation may not indemnify a director under this section:

             (i) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct under subsection (a) of this section; or

             (ii) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

          (e) Repealed By Laws 1997, ch. 190,ss.3.
        17-16-852.  Mandatory indemnification.

     A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

        17-16-853.  Advance for expenses.

          (a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if he delivers to the corporation:

             (i) A written affirmation of his good faith belief that he has met the standard of conduct described in W.S. 17-16-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by W.S. 17-16-202(b)(iv); and

             (ii) His written undertaking to repay any funds  if he is not entitled to mandatory indemnification under W.S. 17-16-852 and it is ultimately determined that he has not met the standard of conduct described in W.S. 17-16-851.

             (iii) Repealed By Laws 1997, ch. 190,ss.3.

          (b) The undertaking required by paragraph (a)(ii) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

          (c) Authorizations under this section shall be made:

             (i) By the board of directors:

               (A) If there are two (2) or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote; or

               (B)  If there are fewer than two (2) disinterested directors, by the vote necessary for action by the board in accordance with W.S. 17-16-824(c), in which authorization directors who do not qualify as disinterested directors may participate; or

             (ii) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

        17-16-854.  Court-ordered indemnification and advance for expenses.

          (a) A director who is a party to a proceeding because he is a director may apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.  After receipt of an application and after giving any notice it considers necessary, the court shall:

             (i) Order indemnification if the court determines that the director is entitled to mandatory indemnification under W.S. 17-16-852;

             (ii) Order indemnification or advance for expenses if the court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by W.S. 17-16-858(a); or

             (iii) Order indemnification or advance for expenses if the court determines, in view of all the relevant circumstances, that it is fair and reasonable:

               (A) To indemnify the director; or

               (B) To advance expenses to the director, even if he has not met the standard of conduct set forth in W.S. 17-16-851(a), failed to comply with W.S. 17-16-853 or was adjudged liable in a proceeding referred to in W.S.  17-16-851(d)(i) or (ii), but if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

          (b) If the court determines that the director is entitled to indemnification under paragraph (a)(i) of this section or to indemnification or advance for expenses under paragraph (a)(ii) of this section, it shall also order the corporation to pay the director's reasonable expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses. If the court determines that the director is entitled to indemnification or advance for expenses under paragraph (a)(iii) of this section, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

        17-16-855.  Determination and authorization of indemnification.

          (a) A corporation may not indemnify a director under W.S. 17-16-851 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he has met the standard of conduct set forth in W.S. 17-16-851.

          (b) The determination shall be made:

             (i) If there are two (2) or more disinterested directors, by the board of directors by majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote;

             (ii) Repealed By Laws 1997, ch. 190,ss.3.

             (iii) By special legal counsel:

               (A)  Selected in the manner prescribed in paragraph (i) of this subsection; or

               (B) If there are fewer than two (2) disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or

             (iv) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the  determination.

          (c)  Authorization of indemnification shall be made in the same manner as the determination that indemnification is  permissible, except that if there are fewer than two (2) disinterested directors, authorization of indemnification shall be made by those entitled under paragraph (b)(iii) of this section to select special legal counsel.

        17-16-856.  Officers.

          (a)  A corporation may indemnify and advance expenses under this subarticle to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation:

             (i) To the same extent as a director; and

             (ii) If he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for:

               (A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

               (B) Liability arising out of conduct that constitutes:

                 (I) Receipt by him of a financial benefit to which he is not entitled;

                 (II) An intentional infliction of harm on the corporation or the shareholders; or

                 (III) An intentional violation of criminal law.

 (iii) A corporation may also indemnify and advance expenses to a Current or former officer, employee or agent who is not a director to the Extent, consistent with public policy that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

          (b) The provisions of paragraph (a)(ii) of this section shall apply to an officer who is also a director if the basis on which he is made a party to the proceeding is an act or omission solely as an officer.

          (c) An officer of a corporation who is not a director is entitled to mandatory indemnification under W.S. 17-16-852, and may apply to a court under W.S. 17-16-854 for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

Our By-Laws also provide for indemnification to the fullest extent permitted under Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	Amount
SEC Registration Fee*	40
Legal Fees and Expenses	36,000
Accounting Fees and Expenses*	40,000
Miscellaneous*	5,000
Total*	$81,040
* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES:

Class A Common Stock

Issuances of the Company’s common stock during the years ended December 31, 2008 and 2007, respectively, included the following:

Shares Issued for Cash

2007

224,000 shares of Class A common stock were issued for $36,000 cash with various prices per share ranging from $0.15 to $0.25 to 4 individuals for aggregate consideration of $38,500.

Simmons, Jacqui	11/20/2007	100,000
Valenzuela, Deattria. Raye	11/21/2007	8,000
Tokatli, Joseph	11/30/2007	8,000
Valenzuela, James and Deattria	12/15/2007	8,000
Simmons, Jacqui	12/20/2007	100,000

2008

2,352,803 shares of Class A common stock were issued for $360,250 cash with various prices per share ranging from $0.13 to $0.25 to 22 individuals:

Dunn, Gary	1/22/2008	8,000
Steib, Mike	1/23/2008	8,000
Tokatli, Joseph	2/5/2008	12,000
Simmons, Jacqui	2/22/2008	50,000
Sanchez, Mike & Tracy	3/23/2008	8,000
Davis, Shane & Jeannette	3/23/2008	100,000
Parson, Doug & Rosaura	3/23/2008	8,000
Schaible, Mark W. & Patty	3/27/2008	8,000
Landress, William & Freda	3/31/2008	8,000
Tai, Raymond	6/4/2008	700,000
Slesinger, Patty	6/24/2008	100,000
Multimedia Ventures, Ron Paxson Principal	7/22/2008	200,000

Multimedia Ventures, Ron Paxson Principal	8/6/2008	200,000
Multimedia Ventures, Ron Paxson Principal	8/12/2008	200,000
Multimedia Ventures, Ron Paxson Principal	8/27/2008	200,000
Multimedia Ventures, Ron Paxson Principal	10/7/2008	130,310
Davis, Shane & Jeannette	10/17/2008	100,000
Stys, Philip R.	10/20/2008	40,000
Ramos, Richard & Thelma	10/21/2008	13,636
Ramos, Richard Rito & Belen	10/21/2008	13,636
Reason, Michael D & Denise	11/21/2008	40,000
Belia, Mariscal & Davis, Jeannette	12/4/2008	27,777
Loyd, David T.	12/4/2008	8,000
Sisneros, Orlando & Linda	12/4/2008	27,777
Vanderwall, Terry	12/31/2008	25,000
Olinger, George	12/31/2008	50,000
Olinger, Jeffrey	12/31/2008	66,667

Shares Issued for Services

2007

14,000,000 vested shares of Class A common stock were issued to 6 founders having a fair value of $232,400, based on a nominal value of $0.0166 per share.

Davis, Shawn	7/14/2007	21,429
Bianco, Thomas Scott	7/14/2007	21,429
Bailey, Steve	7/14/2007	1,786
Davis, Paul	7/14/2007	1,786
Smith, Timothy	7/14/2007	1,786
Steib, Shawn	7/14/2007	1,786
After 1 For 280 Split On 9/7/2007
Davis, Shawn	7/14/2007	6,000,000
Bianco, Thomas Scott	7/14/2007	6,000,000
Bailey, Steve	7/14/2007	500,000
Davis, Paul	7/14/2007	500,000
Smith, Timothy	7/14/2007	500,000
Steib, Shawn	7/14/2007	500,000

50,000 shares of Class A common stock were issued for legal services provided to the company to one individual with a value of $7,500 or $0.15 per share, based on a contemporaneous cash sales price.

Williams, Michael	11/1/2007	50,000

70

2008

169,000 shares of Class A common stock were issued for services having a fair value of $34,530 ranging from $0.13 to $0.25 per share, based on contemporaneous cash sales prices to 7 individuals.

Tai, Raymond	1/31/2008	100,000
Curtin, Robert	2/20/2008	8,000
George Fog III	8/20/2008	8,000
Conley, Bill	8/20/2008	15,000
Royce, Robert	8/20/2008	8,000
Curtin, Robert	9/21/2008	15,000
Lostlen, Tad	9/27/2008	15,000

Shares Issued in Conversion of other liabilities

2008

100,000 shares of Class A common stock were issued upon conversion of a $35,000 liability to a vendor.  The shares were valued at $0.15 per share or $15,000, based on a contemporaneous cash sales price.

USFI Marketing Communications	12/2/2008	100,000

Class B Participating Cumulative Preferred Super-voting Stock

Shares Issued for Cash

2007

133,333 shares of Class B preferred stock were issued to 1 individual for aggregate consideration of $45,000 cash or $0.3375 per share.

Tai, Raymond Kwok Cheung	10/5/2008	133,333.33

Shares Issued for Services

2007

866,667 shares of Class B preferred stock were issued to 6 founders for services rendered during 2007 with a value of $0.3375 per share based on the above contemporaneous sale of Class B preferred stock.

Bailey, Steve	133,333.33	10/5/2007
Bianco, Thomas	133,333.33	10/5/2007
Davis, Paul	133,333.33	10/5/2007
Davis, Shawn	200,000.00	10/5/2007
Smith, Timothy	133,333.33	10/5/2007
Steib, Shawn	133,333.33	10/5/2007

 Issuances of the Company’s common stock during the year ended December 31, 2009, included the following:

Shares Issued for Cash:

3,688,438 shares of Class A common stock were issued for $437,435 cash with various prices per share ranging from $0.04 to $0.35 to 46 individuals.

Rapalee, Earnest & Rapalee Barbara & Drake, Pat	1/7/2009	100,000
Multimedia Ventures	2/2/2009	273,973
Chesler, Thomas	2/5/2009	10,000
Tai, Raymond	2/25/2009	1,000,000
Tai, Raymond	4/3/2009	357,143
Perez, David G.	4/6/2009	6,667
Menchaca, Jason H.	4/6/2009	6,667
Lara, Sylvia Eloise	4/6/2009	13,334
Lara, John J.	4/6/2009	3,334
Barillas, Jonathon G.	4/6/2009	3,334
Campos, Louis	4/6/2009	13,334
Rodriguez, Victor S. & Lilly A.	4/10/2009	20,000
Collins, Dwayne K. & Pelais, Kathy	4/11/2009	6,667
Muniz, Johnny	4/14/2009	8,000
Scott, Lee G. & Joan A.	4/15/2009	100,000
Sam Vince Trust	4/21/2009	33,000
Sam Vince Trust	4/21/2009	333
Stys, Philip R.	5/4/2009	66,667
Dunn, Gary	5/15/2009	8,000
McCloud, Spencer & Kassandra	5/18/2009	13,333
Kelly, Jason B.	5/28/2009	66,667
Coomes, Todd and Marnie	5/28/2009	100,000

Ramos, Richard Rito & Belen	6/9/2009	6,667
Starr, Samuel R. & Roberta L.	6/12/2009	10,000
Neill, Raymond & Delores A.	6/14/2009	10,000
Sutfin, Christina M.	6/15/2009	3,334
Neill, Daniel A.	6/17/2009	10,000
Neill, Laurel A. & Baglieri, Philip	6/17/2009	6,666
Wightman, Keri & Ardath	6/19/2009	6,667
Davis, Shane & Jeannette	6/23/2009	82,667
Jimenez, Frank & Ordaz, Patricia Loera	6/26/2009	15,000
Byrd, Theresa	6/26/2009	15,000
Vanderwall, Terry	6/29/2009	100,000
Bin, Zhu Kai	7/7/2009	500,000
Starr, Donna L. & Wells, Leah	7/8/2009	6,000
Wells, Christopher M. & Leah S.	7/9/2009	1,700
Starr, Samuel R. & Roberta L.	7/15/2009	6,667
Robesh, Robert A. & Hammons, Janet J.	8/30/2009	5,714
Ho Tai Yee Wanhangho Tai Yee Wan	9/10/2009	333,333
Sermersheim, Michael D.	9/14/2009	26,667
Coomes, Todd and Marnie	9/15/2009	6,667
Green, Dale and Angela	9/21/2009	5,714
Neill, Marcie	9/29/2009	6,666
Schaible, Mark W. & Patty	10/21/2009	8,000
Davis, Bill & Margaret	10/29/2009	5,714
Mercado, Kristal V.	10/29/2009	2,857
Davis, Margaret	11/2/2009	2,857
Kwon, Frank	11/2/2009	40,000
Rose, Thomas	11/16/2009	20,000
Woolsey Family Trust	12/4/2009	58,000
Nixon, Earl & Sandra	12/5/2009	11,428
Dunn, Gary	12/11/2009	4,000
Landress, Faron R.	12/16/2009	11,429
Sermersheim, Michael D.	12/16/2009	8,571
ANDONNA NG OI-YIN & EDMOND WONG WAI-KWONG	12/21/2009	140,000

Shares Issued for Services:

In March 2009, 8,000 shares of Class A common stock were issued for services provided to the company with a value of $2,400 or $0.30 per share, based on a contemporaneous cash sales price to 1 individual.

Scharbrough, Rick 3/12/2009  8,000

In June 2009, 17,333 shares of Class A common stock were issued for services provided to the company with a value of $2,600 or $0.15 per share, based on a contemporaneous cash sales price to 2 individuals.

Davis, Shane & Jeannette  6/23/2009  17,333

In August 2009, 41,000 shares of Class A common stock were issued for services provided to the company with a value of $6,150 or $0.15 per share, based on a contemporaneous cash sales price to 1 individual.

Chu, Moon Sun 8/29/2009  41,000

Shares Issued in Conversion of liabilities:

In July 2009, 139,944 shares of Class A common stock were issued to a vendor.  The shares were valued at $16,793 or $0.12, based on a contemporaneous cash sales price.

USFI Marketing Communications, Faisal Ahmad Principal

In August 2009, the Company converted $55,200 of loans due to a shareholder into 788,571 shares of common stock to 1 individual.

Raymond Kwok Cheung Tai  8/10/2009

Additional Sales (2010)

During the period from January 2010 through the date of this report, the company Sold 652,572 shares of class A common stock for $152,501 cash with various prices per share ranging from $0.25 to $0.35 to 22 individuals:.

Kohrell, Kevin, Michael & Jesse L.	1/7/2010	14,286
Gordon Ray Campbell & Iris Fern Campbell	1/7/2010	5,715
Coomes, Todd and Marnie	1/8/2010	7,143
Zhang Xiao Cheng	1/23/2010	96,000
Shackleford, Brian	1/25/2010	5,715
Multimedia Ventures, Ron Paxson principal	2/10/2010	36,000
Simmons, Jacqui	2/11/2010	100,000
Crites, Jocelyn	2/11/2010	2,000
Dale & Angela Green,	3/16/2010	1,430
Robert R. Mariscal	3/17/2010	2,857
Sermersheim, Michael D.	3/19/2010	8,571
Multimedia Ventures, Ron Paxson principal	3/24/2010	50,000
Ramos, Richard Rito & Belen	3/26/2010	8,571
Brady, Donald and Vanessa	3/26/2010	2,857
Lutzow, Kenneth F.	3/26/2010	2,857
Davis, Margaret	3/25/2010	2,857
Davis, Bill	3/26/2010	50,000
Blundell, Carole	3/26/2010	2,857

Robesh, Robert A, & Hammons, Janet J.	4/5/2010	2,856
Kersteiner, Violet	4/11/2010	50,000
Sermersheim, Michael D.	4/19/2010	50,000
Darlas, Tas A.	4/19/2010	50,000
Davis, Margaret; Brady, Vanessa; Lutzlow, Kenneth	4/19/2010	50,000
Stys, Philip R.	4/19/2010	50,000

On January 4, 2010, the company donated 21,000 shares of class A common stock at $0.35 per share to three individuals. The total value of the shares was $7,350.

Starr, Donna	1/4/2010	7,000
Martin, Marilyn	1/4/2010	7,000
Hodges, Patsy	1/4/2010	7,000

On January 4, 2010, the company converted $6,000 in debt for 20,000 shares of class A common stock at $0.35 per share to one individual:

Gregory D. Barton  1/4/2010  20,000

On March 15, 2010, the company converted $24,000 in debt for 120,000 shares of class A common stock at $0.35 per share to one individual:

Williams, Michael  3/15/2010  120,000

On February 9, 2010, the company issued 20,000 shares of class A common stock at $0.35 per share to one individual for services:

Frank D. Persina  2/9/2010  20,000

On January 31, 2010 two officers redeemed 521,439 shares of its common stock with a value of $0.35 per share to the company, to satisfy an outstanding debt obligation.

Shawn Davis, 1/31/2010 260,719.50
Thomas Bianco 1/31/2010 260,719.50

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances. We believed that Section 4(2) was available because:

☐	None of these issuances involved underwriters, underwriting discounts or commissions.
☐	Restrictive legends were and will be placed on all certificates issued as described above.
☐	The distribution did not involve general solicitation or advertising.
☐	The distributions were made only to accredited investors or investors who were sophisticated enough to evaluate the risks of the investment who understood the speculative nature of their investment.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

☐	Access to all our books and records.
☐	Access to all material contracts and documents relating to our operations.
☐	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 3

1	Articles of Incorporation
2	First Amendment to Articles of Incorporation
3	Second Amendment to Articles of Incorporation
4	By-laws of Attune RTD
5	Name Change Amendment to Articles

Item 4

5	1 Form of common stock Certificate of the Attune RTD (1)

Item 5

1	Legal Opinion of Williams Law Group, P.A.

Item 10

1.	Shareholder Loan Documents
2.	Property Lease
3.	Agreement USFI Marketing Communications
4.	Form of employee proprietary rights agreements
5	Promissory Note – Davis
6	Promissory Note - Bianco

Item 23

1	Consent of Salberg and Company, P.A. *
2	Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

*Filed herewith
All other Exhibits called for by Rule 601 of Regulation S-1or SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and By-Laws.

UNDERTAKINGS
 The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Palm Springs, State of California on April 26, 2010

ATTUNE RTD

	Name	Date	Signature
/s/ Shawn Davis	By: Shawn Davis, President	April 26, 2010	/s/ Shawn Davis

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE	NAME	TITLE	DATE
/s/ Shawn Davis	Shawn Davis	Director, Principal Executive Officer	April 26, 2010
/s/ Thomas Bianco	Thomas Bianco	CFO/Treasurer and Principal Financial Officer and Principal Accounting Officer, Director	April 26, 2010
/s/ Paul Davis	Paul Davis	Vice President, Director	April 26, 2010
/s/ Timothy Smith	Timothy Smith	Secretary	April 26, 2010